As filed with the Securities and Exchange Commission on August 21, 1997
                                             Registration No. 333-__________
================================================================================

                 SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549
                       ----------------------
                              FORM S-4

       REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                       ----------------------
Nine West Group Inc.        Delaware            5600             06-1093855
Nine West Development
 Corporation                Delaware            7300             06-1462089
Nine West Distribution
 Corporation                Delaware            4200             43-1660658
Nine West Footwear
 Corporation                Delaware            5130             43-1660656
Nine West Manufacturing
 Corporation                Delaware            3140             31-1435374


(Exact name of each     (State or other   (Primary Standard   (I.R.S. Employer
 each registrant        jurisdiction of       Industrial       Identification
 as specified           incorporation or    Classification         Number)
 in its charter)          organization)      Code Number)


                                                      Robert C. Galvin
                                                  Executive Vice President,
    9 West Broad Street                    Chief Financial Officer and Treasurer
Stamford, Connecticut  06902                        Nine West Group Inc.
      (203) 324-7567                                9 West Broad Street
                                               Stamford, Connecticut  00902
                                                      (203) 328-4373

(Address, including zip code, and            (Name, address, including zip code,
 telephone number, including area             and telephone number, including
 code, of each registrant's                   area code, of agent for service)
 principal executive offices)
                       ----------------------
                             Copies to:
    Joel K. Bedol, Esq.                                  Laura Palma, Esq.
   Senior Vice President                          Simpson Thacher & Bartlett
    and General Counsel                               425 Lexington Avenue
    Nine West Group Inc.                            New York, New York  10017
    9 West Broad Street                                   (212) 455-2000
Stamford, Connecticut  06902
      (203) 328-4386
                       ----------------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

     If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. __


                   CALCULATION OF REGISTRATION FEE
===========================================================================================
  Title of Each                          Proposed Maximum   Proposed Maximum     Amount of
Class of Securities        Amount to be   Offering Price       Aggregate       Registration
 to be Registered           Registered       Per Note       Offering Price(1)      Fee
-------------------------------------------------------------------------------------------
8-3/8% Series B Senior
 Notes due 2005 . . . .    $200,000,000        100%           $200,000,000        $60,606
-------------------------------------------------------------------------------------------
9% Series B Senior
 Subordinated Notes
 due 2007 . . . . . . .    $125,000,000        100%           $125,000,000        $37,879
-------------------------------------------------------------------------------------------
Subsidiary Guarantees
 of the 8-3/8% Series
 B Senior Notes due
 2005(3). . . . . . . .        (3)             (3)                (3)              (2)
-------------------------------------------------------------------------------------------
Subsidiary Guarantees
 of the 9% Series B
 Senior Subordinated
 Notes due 2007(3) . .         (3)             (3)                (3)              (2)
-------------------------------------------------------------------------------------------
Total  . . . . . . . .     $325,000,000        100%           $325,000,000        $98,485
===========================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2) Each Registrant other than Nine West Group Inc. is a subsidiary of Nine West Group Inc. and is guaranteeing payment of the Notes. Pursuant to Rule 457(n) under the Securities Act of 1933, no registration fee is required with respect to these guarantees.
(3) No separate consideration will be received from purchasers of the Notes with respect to these guarantees.
                       ----------------------
     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
===============================================================================



INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

              SUBJECT TO COMPLETION, DATED AUGUST 21,  1997

PRELIMINARY PROSPECTUS

                        NINE WEST GROUP INC.
                       Offer to Exchange up to
      $200,000,000 of its 8-3/8% Series B Senior Notes due 2005
                 for any and all of its outstanding
         $200,000,000 8-3/8% Senior Notes due 2005 and up to
 $125,000,000 of its 9% Series B Senior Subordinated Notes due 2007
                 for any and all of its outstanding
         $125,000,000 9% Senior Subordinated Notes due 2007
                       ----------------------
THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON      , 1997.
                       ----------------------
     Nine West Group Inc. (the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate of up to $200,000,000 principal amount of its 8-3/8% Series B Senior Notes due 2005 (the "Senior Exchange Notes") for an identical face amount of the issued and outstanding 8-3/8% Senior Notes due 2005 (the "Old Senior Notes") of the Company and to exchange an aggregate of up to $125,000,000 principal amount of its 9% Series B Senior Subordinated Notes due 2007 (the "Senior Subordinated Exchange Notes" and, together with the Senior Exchange Notes, the "Exchange Notes") for an identical face amount of the issued and outstanding 9% Senior Subordinated Notes due 2007 (the "Old Senior Subordinated Notes" and, together with the Old Senior Notes, the "Old Notes"; the Old Notes and the Exchange Notes being referred to collectively as the "Notes") of the Company, in each case, from the holders thereof. As of the date of this Prospectus, the aggregate principal amount of Old Senior Notes outstanding is $200,000,000, and the aggregate principal amount of the Old Senior Subordinated Notes outstanding is $125,000,000. The terms of the Exchange Notes are identical in all material respects to the Old Notes, except that the Exchange Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and therefore will not bear legends restricting their transfer and will not contain certain provisions providing for an increase of interest rate on the Old Notes under certain circumstances relating to the Registration Rights Agreement (as defined herein), which provisions will terminate as to all of the Notes upon the consummation of the Exchange Offer.

     The Exchange Notes will be fully and unconditionally guaranteed on a senior basis with respect to the Senior Exchange Notes and on a senior subordinated basis with respect to the Senior Subordinated Exchange Notes by the Guarantors (as defined herein). The Senior Exchange Notes will mature on August 15, 2005, and the Senior Subordinated Exchange Notes will mature on August 15, 2007. Interest on the Exchange Notes will be payable semi-annually on February 15 and August 15 of each year, commencing February 15, 1998.

     The Exchange Notes will constitute unsecured obligations of the Company. The Senior Exchange Notes will rank pari passu in right of payment with all existing and future Senior Indebtedness (as defined herein) of the Company. The Senior Exchange Notes will be effectively subordinated to secured obligations of the Company with respect to the assets of the Company securing such obligations, including Indebtedness under the Credit Agreement (as defined herein) which is secured by substantially all of the assets of the Company. The Senior Subordinated Exchange Notes are subordinated to all existing and future Senior Indebtedness of the Company, including the Company's obligations under the Credit Agreement, the Old Senior Notes and the Senior Exchange Notes (collectively, the "Senior Notes"). As of May 3, 1997, on a pro forma basis, after giving effect to the sale of the Old Notes and the use of the net proceeds therefrom, the aggregate amount of Senior Indebtedness would have been approximately $343.2 million, including $143.2 million of secured indebtedness.

     The Senior Exchange Notes will not be redeemable at the option of the Company prior to maturity. The Senior Subordinated Exchange Notes will be redeemable, in whole or in part, at the option of the Company, at any time on or after August 15, 2002, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. Prior to August 15, 2000, the Company may redeem up to 30% of the Old Senior Subordinated Notes and the Senior Subordinated Exchange Notes (collectively, the "Senior Subordinated Notes") with the net proceeds of one or more Public Equity Offerings (as defined herein) at a redemption price equal to 109% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least $87.5 million aggregate principal amount of Senior Subordinated Notes remains outstanding immediately after such redemption. Following the occurrence of a Change of Control (as defined herein), each holder of Notes will have the right to require the Company to purchase all or a portion of such holder's Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase.

     The Old Notes were issued and sold on July 9, 1997 in a transaction not registered under the Securities Act in reliance upon an exemption from the registration requirements thereof. In general, the Old Notes may not be offered or sold unless registered under the Securities Act or unless offered or sold pursuant to an exemption from, or in a transaction not subject to, the Securities Act. The Exchange Notes are being offered hereby to satisfy certain obligations of the Company and the Guarantors contained in the Registration Rights Agreement. Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by any holder thereof (other than any holder that is a broker-dealer or an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes and neither such holder nor any such other person is engaging in or intends to engage in a distribution of the Exchange Notes. However, the Company has not sought, and does not intend to seek, its own no-action letter, and there can be no assurance that the Commission would make a similar determination with respect to the Exchange Offer. Notwithstanding the foregoing, each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company). The Company and the Guarantors have agreed that, for a period of 120 days after the date of this Prospectus, it will make this Prospectus available to any broker-dealer for use in connection with any such resale.

     The Old Notes are designated for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. There is no established trading market for the Exchange Notes. The Company does not currently intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. The certificates representing the Exchange Notes will be issued in fully registered form.

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange. The date of acceptance and exchange of the Old Notes (the "Exchange Date") will be the fourth business day following the Expiration Date (as defined herein). Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. The Company will not receive any proceeds from the Exchange Offer. The Company and the Guarantors will pay certain expenses incident to the Exchange Offer. The
Exchange Offer will expire at 5:00 p.m., New York City time, on            ,
1997 (the "Expiration Date"). The Company does not currently intend to extend the Expiration Date.
                       ----------------------

     See "Risk Factors" beginning on page 12 for a discussion of certain factors that should be considered by holders of the Old Notes prior to tendering Old Notes in the Exchange Offer.

THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is       , 1997



                        AVAILABLE INFORMATION

     The Company is subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. Such reports and other information filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and may also be accessed electronically by means of the Commission's website at (http://www.sec.gov). Such materials can also be inspected at the offices of the New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York 10005.

     This Prospectus constitutes a part of a registration statement on Form S-4 (the "Registration Statement") filed by the Company and the Guarantors with the Commission under the Securities Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto, and reference is hereby made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company, the Guarantors and the Exchange Notes. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                 DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission are hereby incorporated by reference into this Prospectus and shall be deemed to be a part hereof:
     (i) the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 1997, as amended;
     (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended May 3, 1997; and
     (iii) the Company's Current Reports on Form 8-K dated May 23, 1995, as amended, and dated June 20, 1997.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the consummation of the Exchange Offer shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of all documents incorporated by reference into this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein), will be provided without charge to each person to whom this Prospectus is delivered, upon oral or written request by such person to Investor Relations, Nine West Group Inc., 11933 Westline Industrial Drive, St. Louis, Missouri 63146, telephone number (314) 579-8812.

                       ----------------------




       CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained in this Prospectus which are not historical facts contain forward-looking information with respect to the Company's plans, projections or future performance, the occurrence of which involve certain risks and uncertainties that could cause the Company's actual results or plans to differ materially from those expected by the Company. Certain of such risks and uncertainties relate to competition in the industry; changes in the prevailing costs of leather and other raw materials, labor and advertising; local and regional economic conditions in the areas served by the Company; the effects of weather conditions on seasonal sales in the Company's market area; changes in consumer demands and preferences; retail store construction delays; the availability of desirable retail locations and the negotiation of acceptable lease terms for such locations; the ability of the Company to place its products in desirable sections of its department store customers; the level of savings to be achieved from the Company's business restructuring initiatives and the Company's success in integrating recent and potential future acquisitions; and unexpected costs incurred in connection with the consolidation and relocation of the Company's offices in Stamford, Connecticut and Cincinnati, Ohio to a new facility in White Plains, New York.

     All written or oral forward-looking statements attributable to the Company are expressly qualified in their entirety by the foregoing cautionary statements.


                         PROSPECTUS SUMMARY

     The following summary does not purport to be complete and is qualified in its entirety by the more detailed information and consolidated financial statements and related notes appearing elsewhere or incorporated by reference in this Prospectus. All information in this Prospectus reflects the Company's acquisition of the footwear business of The United States Shoe Corporation ("U.S. Shoe") effected on May 23, 1995 (the "U.S. Shoe Acquisition"). Effective June 27, 1995, the Company's fiscal year-end was changed from December 31 to the Saturday closest to January 31 of the following year (e.g., "Fiscal 1996" is the year ending February 1, 1997). Unless the context otherwise requires, references to the "Company" herein refer to Nine West Group Inc. and its consolidated subsidiaries.

                             The Company

     The Company is a leading designer, developer and marketer of quality, fashionable women's footwear and accessories. The Company markets a full collection of casual, career and dress footwear and accessories under multiple brand names, each of which is targeted to a distinct segment of the women's footwear and accessories markets, from "fashion" to "comfort" styles and from "moderate" to "bridge" price points. In addition to its flagship Nine West label, the Company's nationally recognized brands of footwear and handbags include Amalfi, Bandolino, Calico, cK/Calvin Klein (under license), Easy Spirit, Enzo Angiolini, Evan Picone (under license), 9 & Co., Pappagallo, Selby and Westies. The Company also markets its products under the Pied a Terre and The Shoe Studio Group Limited brands in Europe. The Company's Jervin private label division also arranges for the purchase of footwear by major retailers and other wholesalers for sale under the customers' own labels. Approximately 55% of the Company's net revenues in Fiscal 1996 was generated from sales by its wholesale division to more than 7,000 department, specialty and independent retail stores in more than 16,000 locations worldwide, and approximately 45% of net revenues was generated by its retail operations, which comprised 1,104 locations as of May 3, 1997.

     For the 12-month period ended May 3, 1997, the Company had $1,653.3 million of net revenues and $240.3 million of EBITDA (as defined). Since 1992, the Company's net revenues have grown from $461.9 million to $1,603.1 million for the 52-week period ended February 1, 1997, a compound annual growth rate of approximately 36%. Over the same period, EBITDA increased from $64.7 million to $233.3 million, a compound annual growth rate of approximately 37%.

     The Company's principal executive offices are located at 9 West Broad Street, Stamford, Connecticut 06902, and the Company's telephone number is (203) 324-7567.

Business Strengths

     Widely-recognized brand names. The Company's leading brands are widely recognized throughout the United States and Canada and certain international markets. As a result of the recognition of its brands, the Company's major wholesale customers devote significant floor space to the Company's brands. In addition, the Company believes the strength of its brand names has enabled the Company to introduce new product lines and enter new markets more effectively.

     High quality, value and styling of its products. The Company's established global sourcing relationships are important to its ability to offer high quality, moderately priced shoes and respond quickly to changing sales and fashion trends. The Company has sourcing relationships with Brazilian manufacturers through its independent buying agent, its own domestic factories, and its third-party manufacturers in Asia and Western Europe. Due to the Company's long-standing relationships, it is able to produce high quality products at competitive prices, and to respond quickly to changes in fashion and consumer preferences. In developing new products, separate design teams develop and differentiate the product lines by interpreting footwear and accessories trends. The Company's designers work closely with merchandising, sales and production teams to achieve the quality and style of the Company's products.

     Broad distribution of its products through both wholesale and retail channels. The Company has developed a well-balanced distribution network. Approximately 55% of the Company's net revenues in Fiscal 1996 was generated from sales by its wholesale division to more than 7,000 department, specialty and independent retail stores in more than 16,000 locations worldwide, and approximately 45% of net revenues was generated from sales by 1,104 of its own retail locations. The Company markets its products to customers in over 40 countries, including Australia, Canada, Chile, China, France, Mexico and the United Kingdom. This breadth of distribution reduces the Company's reliance on any one department store customer.

     Ability to provide timely and reliable delivery to its customers. The Company utilizes fully integrated information systems to facilitate the receipt, processing and distribution of its merchandise. The Company allows its wholesale customers to participate in inventory management programs, enabling customers to fill their smaller, single or multiple pair reorders in basic sizes and colors, rather than requiring that they purchase larger case good quantities. The Company believes its ability to offer this flexibility to its customers gives it a significant competitive advantage and reduces the incidence of mark-down allowances and returns.

Business Strategy

     The Company's strategy is to leverage its strengths to enhance further its position in both the domestic and international footwear, accessory and related markets. The Company's objectives include: (i) increasing the global recognition of its portfolio of brands; (ii) leveraging its brand recognition to expand its product offerings; (iii) continuing its retail expansion across multiple store concepts; (iv) continuing growth of its recently developed accessories business;
(v) expanding its presence in the "bridge" market through its recently acquired cK/Calvin Klein license and (vi) continuing to pursue opportunities to expand its business through the acquisition of new businesses and licensing arrangements.

     As part of the Company's pursuit of its goal to promote recognition of its brands, the Company has developed and implemented an expanded marketing plan which includes higher advertising and promotional expenditures than incurred during prior years and global advertising campaigns shot by well-known photographers and featuring internationally-recognized models. The Company also believes that its expanding retail network promotes brand name recognition and supports the merchandising of complete lines by its wholesale customers.

     The Company opened its first international retail store in 1994 and today operates 218 international locations. In the first quarter of 1997, the Company's international revenues increased to 7% from 4% of revenues in Fiscal 1996. This growth was achieved through increased wholesale and retail expansion internationally. In addition, the Company recently completed two acquisitions of United Kingdom footwear and accessory retailers, Pied a Terre Group Limited (December 1996) and The Shoe Studio Group Limited (May 1997). The Company believes these acquisitions, which provided retail locations, management expertise and systems, will serve as a platform for its future growth in western Europe. Additionally, the Company purchased its Canadian licensee in 1996 and has begun to open additional stores and expand its Canadian wholesale business. The Company intends to pursue additional international business opportunities to expand into new businesses and geographic areas, such as Europe, South America and Asia.

     In addition to geographic expansion, the Company is seeking to capitalize on the strength of its brands by expanding product breadth. To this end, in 1996, the Company entered into licensing agreements with third parties to license the Nine West brand name for legwear and jewelry and the Nine West and Enzo Angiolini brand names for sunglasses. In 1995, the Company acquired a small accessories business, which currently designs and manufactures handbags and small leather goods under the Nine West, Enzo Angiolini and Easy Spirit brand names, as the platform for its branded accessories business. Since its launch, net revenues from the Company's accessories division have grown significantly from Fiscal 1995 to Fiscal 1996 and the Company believes there is a significant additional opportunity to leverage the Company's brand recognition, sourcing and distribution to further expand the accessories business.

     The Company continually evaluates potential acquisition candidates in pursuit of its strategic initiatives and growth goals. These candidates include international as well as product expansion opportunities, such as apparel, accessories and other related products. The Company has not entered into any commitments or agreements for any acquisition and there is no assurance that a definitive acquisition agreement or letter of intent with any such parties will be reached.

     In 1996, the Company entered into a license agreement with Calvin Klein, Inc. to produce and distribute cK/Calvin Klein footwear and accessories. Through this agreement the Company expanded its presence in the "bridge" market, a market in which the Company did not previously have a significant presence. The Company plans to increase the wholesale distribution of these products to a broader group of retailers who carry other cK/Calvin Klein products, will begin shipping footwear and accessories to freestanding cK/Calvin Klein retail stores and expects to open freestanding cK/Calvin Klein footwear and accessories retail stores both domestically and internationally.

Financing Strategy

     On July 9, 1997, the Company issued and sold $325,000,000 aggregate principal amount of the Old Notes (the "Offering"). The Offering was intended to: (i) extend debt maturities to support continued implementation of strategic initiatives; (ii) preserve operating cash flow for investment in the Company's business rather than for amortization requirements; (iii) more closely match assets with liabilities; (iv) minimize floating rate exposure on bank borrowings; and (v) provide access to new sources of capital. The Company used the net proceeds of the Offering to repay certain indebtedness outstanding under its previously existing credit agreement (the "Existing Credit Agreement"). On August 1, 1997, the Existing Credit Agreement was amended and restated to permit the Company to borrow up to $600 million under a revolving credit facility with an effective interest rate lower than or equal to the effective rate under the Existing Credit Agreement.


                         THE EXCHANGE OFFER

The Exchange Offer . . .      The Company is offering to exchange pursuant to
                              the Exchange Offer (i) up to $200,000,000 aggregate principal amount of its 8-3/8% Series B
                              Senior Notes due 2005 for like aggregate principal amount of its outstanding 8-3/8% Senior Notes due
                              2005 and (ii) to exchange up to $125,000,000 aggregate principal amount of its 9% Series B
                              Senior Subordinated Notes due 2007 for like aggregate principal amount of its outstanding 9%
                              Senior Subordinated Notes due 2007. The terms of the Exchange Notes are identical in all material respects (including principal amount, interest rate and maturity) to the terms of the Old Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes are freely transferable by holders thereof (other than as provided herein), and are not subject to any covenant regarding registration under the
                              Securities Act. See "The Exchange Offer."

Interest Payments  . . . . .  Interest on the Exchange Notes shall accrue from the last Interest Payment Date (February 15 or August 15) on which interest was paid on the Notes so surrendered or, if no interest has been paid on such Notes, from July 9, 1997.

Minimum Condition  . . . . .  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

Expiration Date; Withdrawal
  of Tender. . . . . . . . .  The Exchange Offer will expire at 5:00 p.m., New
                              York City time, on         , 1997 (the "Expiration
                              Date"). The Company does not currently intend to extend the Expiration Date. Tenders may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer--Withdrawal of Rights."

Exchange Date  . . . . . . .  The date of acceptance for the Old Notes will be the fourth business day following the Expiration Date.

Conditions to the
  Exchange Offer . . . . . .  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. The Company currently expects that each of these conditions will be satisfied and that no waivers will be necessary. See "The Exchange Offer-- Certain Conditions to the Exchange Offer." The Company reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition.

Procedures for Tendering
  Old Notes. . . . . . . . .  Each holder of Old Notes wishing to accept the
                              Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, together with the Old Notes and any other required documentation, to the Exchange Agent (as defined herein) at the address set forth herein. See "The Exchange Offer-- Procedures for Tendering Old Notes" and "Plan of Distribution."

Use of Proceeds  . . . . . .  There will be no proceeds to the Company from the exchange of Notes pursuant to the Exchange Offer.

Special Procedures for
  Beneficial Owners. . . . .  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's own behalf. If such beneficial owner wishes to tender on such beneficial owner's own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering the Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See "The Exchange Offer--Procedure for Tendering Old Notes."

Guaranteed Delivery
  Procedures   . . . . . . .  Holders of Old Notes who wish to tender their Old
                              Notes and whose Old Notes are not entirely available or who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange
                              Offer--Procedures for Tendering Old Notes."

Acceptance of Old Notes
  and Delivery of the
  Exchange Notes . . . . . .  The Company will accept for exchange any and all
                              Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Procedures for Tendering Old Notes."

Effect on the Holders
  of Old Notes . . . . . . .  As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of, the Exchange Offer, the Company and the Guarantors will have fulfilled the covenant contained in the Registration Rights Agreement (the "Registration Rights Agreement") dated July 9, 1997 among the Company, the Guarantors, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc., Citicorp Securities, Inc. and NationsBanc Capital Markets, Inc. (the "Initial Purchasers") and, accordingly, there will be no increase in the interest rate on the Old Notes pursuant to the terms of the Registration Rights Agreement, and the holders of the Old Notes will have no further registration or other rights under the Registration Rights Agreement. Holders of the Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and subject to all the limitations applicable thereto under the Indenture dated July 9, 1997 among the Company, as issuer, the Guarantors, as guarantors, and The Bank of New York, as Trustee, relating to the Old Senior Notes and the Senior Exchange Notes (the "Senior Note Indenture") or the Indenture dated July 9, 1997 among the Company, as issuer, the Guarantors, as guarantors, and The Bank of New York, as trustee, relating to the Old Senior Subordinated Notes and the Senior Subordinated Exchange Notes (the "Senior Subordinated Note Indenture" and, together with the Senior Note Indenture, the "Indentures"), as applicable, except for any such rights under the Registration Rights Agreement that by their terms terminate or cease to have further effectiveness as a result of the making of, and the acceptance for exchange of all validly tendered Old Notes pursuant to, the Exchange Offer. All untendered Old Notes will continue to be subject to the restrictions on transfer provided for in the Old Notes and the Indentures. To the extent that the Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Old Notes could be adversely affected.

Consequence of Failure to
  Exchange . . . . . . . . .  Holders of Old Notes who do not exchange their
                              Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the offer or sale of the Old Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and the applicable state securities laws. The Company and the Guarantors do not currently anticipate that they will register any Old Notes and the related Guarantees which are not exchanged pursuant to the Exchange Offer under the Securities Act after the Expiration Date.

                     TERMS OF THE EXCHANGE NOTES

SECURITIES OFFERED

  Senior Exchange Notes. . .  $200,000,000 principal amount of 8-3/8% Series B
                              Senior Notes due 2005.

  Senior Exchange
    Subordinated Notes . . .  $125,000,000 principal amount of 9% Series B
                              Senior Subordinated Notes due 2007.

SENIOR EXCHANGE NOTES

  Maturity Date  . . . . . .  August 15, 2005.

  Optional Redemption. . . .  The Senior Exchange Notes will not be redeemable at the option of the Company prior to their maturity.

  Ranking. . . . . . . . . .  The Senior Exchange Notes will be unsecured senior obligations of the Company, and the Indebtedness (as defined herein) evidenced by the Senior Exchange Notes will rank pari passu in right of payment with all other existing and future unsubordinated obligations of the Company and senior in right of payment to all existing and future obligations of the Company expressly subordinated in right of payment to the Senior Exchange Notes. The Senior Exchange Notes, however, will be effectively subordinated to secured obligations of the Company with respect to the assets of the Company securing such obligations, including Indebtedness under the Credit Agreement, which is secured by substantially all of the assets of the Company. As of May 3, 1997, on a pro forma basis after giving effect to the sale of the Old Notes and the use of the net proceeds therefrom, consolidated Indebtedness of the Company would have been approximately $649.7 million, of which $143.2 million would have been secured Senior Indebtedness and $200.0 million would have been unsecured Senior Indebtedness. Subject to certain limitations, the Company and its Restricted Subsidiaries (as defined herein) may incur additional Indebtedness in the future.

                              The Senior Exchange Notes will be guaranteed by all existing material U.S. subsidiaries of the Company. Each Senior Guarantee will be an unsecured senior obligation of the Guarantor issuing such Senior Guarantee, ranking pari passu in right of payment with all other existing and future unsubordinated obligations of such Guarantor and senior in right of payment to all existing and future obligations of such Guarantor expressly subordinated in right of payment to senior obligations of such Guarantor. The Guarantors currently have no subordinated obligations outstanding. Each Senior Guarantee, however, will be effectively subordinated to secured senior obligations of the applicable Guarantor with respect to the assets of such Guarantor securing such obligations, including any guarantee by such Guarantor of the Company's Indebtedness under the Credit Agreement. As of May 3, 1997, the aggregate liabilities of the Company's subsidiaries, including the Guarantors, was approximately $65.7 million, of which liabilities of the Guarantors was $55.5 million. See "Description of the Exchange Notes--Ranking."

SENIOR SUBORDINATED EXCHANGE NOTES

  Maturity Date  . . . . . .  August 15, 2007.

  Optional Redemption  . . .  The Senior Subordinated Exchange Notes will be redeemable at the option of the Company, in whole or in part, at any time or from time to time, on or after August 15, 2002, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time prior to August 15, 2000, the Company may redeem up to 30% of the Old Senior Subordinated Notes and the Senior Subordinated Exchange Notes within 60 days of one or more Public Equity Offerings with the net proceeds of such offering at a redemption price equal to 109% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption; provided that immediately after giving effect to any such redemption, at least $87.5 million aggregate principal amount of the Senior Subordinated Notes remains outstanding. See "Description of the Exchange Notes--Terms of the Senior Subordinated Exchange Notes--Optional Redemption."

  Ranking. . . . . . . . . .  The Senior Subordinated Exchange Notes will be unsecured senior subordinated Indebtedness of the Company ranking pari passu with all other existing and future senior subordinated Indebtedness of the Company, if any. The payment of the principal of, premium, if any, and interest on the Senior Subordinated Exchange Notes will be subordinated, as set forth in the Senior Subordinated Note Indenture, in right of payment to the prior payment in full of all Senior Indebtedness, including, without limitation, the Company's obligations under the Credit Agreement and the Senior Notes. The Senior Subordinated Exchange Notes will rank senior to the 5-1/2% Convertible Subordinated Notes Due 2003 (the "Convertible Notes") of the Company.

                              The Senior Subordinated Exchange Notes will be guaranteed by all existing material U.S. subsidiaries of the Company. Each Senior Subordinated Guarantee will be an unsecured senior subordinated obligation of the Guarantor issuing such Senior Subordinated Guarantee, ranking pari passu with all other existing and future senior subordinated Indebtedness of such Guarantor, if any. The Indebtedness evidenced by each Senior Subordinated Guarantee will be subordinated on the same basis to Guarantor Senior Indebtedness as the Senior Subordinated Notes are subordinated to Senior Indebtedness. See "Description of the Exchange Notes--Ranking."

TERMS COMMON TO SENIOR
 EXCHANGE NOTES AND SENIOR
 SUBORDINATED EXCHANGE NOTES

  Interest Payment
    Dates. . . . . . . . . .  February 15 and August 15 of each year, commencing
                              February 15, 1998.

  Guarantees . . . . . . . .  The Notes will be fully and unconditionally guaranteed on a senior basis with respect to the Senior Exchange Notes and on a senior subordinated basis with respect to the Senior Subordinated Exchange Notes by the Guarantors. Under certain circumstances, future subsidiaries of the Company may be required to guarantee the Notes. In addition, the Guarantees are subject to release under certain circumstances. See "Description of the Exchange Notes--Guarantees" and "Description of the Exchange Notes--Certain Covenants-- Limitation on Guarantees of Indebtedness by Restricted Subsidiaries."

  Certain Covenants. . . . .  The Indentures under which the Senior Exchange
                              Notes and the Senior Subordinated Exchange Notes will be issued contain covenants, including, but not limited to, covenants with respect to the following matters: (i) limitation on indebtedness;
                              (ii) limitation on restricted payments; (iii) limitation on issuances and sales of capital stock of Restricted Subsidiaries; (iv) limitation on transactions with affiliates; (v) limitation on liens; (vi) limitation on sale of assets; (vii) limitation on consolidation, merger and sale of substantially all assets; (viii) limitation on guarantees of indebtedness by Restricted Subsidiaries; (ix) limitation on dividend and other payment restrictions affecting Restricted Subsidiaries; (x) limitation on investment in Unrestricted Subsidiaries; and (xi) with respect to the Senior Subordinated Notes only, limitation on other senior subordinated indebtedness. The Senior Note Indenture provides that after the Senior Notes achieve an investment grade rating from both Standard & Poor's Ratings Service and Moody's Investors Service, Inc., the Company's obligation to comply with certain of the restrictive covenants described herein will be terminated. See "Description of the Exchange Notes---Certain Covenants."

  Absence of Public
   Market. . . . . . . . . .  The Old Notes are designated for trading in the
                              PORTAL market. There is no established trading market for the Exchange Notes. The Company does not currently intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. The certificates representing the Exchange Notes will be issued in fully registered form.

  Change of Control. . . . .  Upon the occurrence of a Change of Control, each holder of the Notes may require the Company to purchase all or any portion of such holder's Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "Description of the Exchange Notes--Certain Covenants--Purchase of Notes upon a Change of Control."



                            Risk Factors

     See "Risk Factors" for a discussion of certain factors which should be considered by holders of the Old Notes prior to tendering Old Notes in the Exchange Offer.


                       Summary Financial Data

     The following table sets forth summary financial data derived from financial statements of the Company. Financial data for the three years ended December 31, 1994, the transition period from January 1, 1995 through January 28, 1995 and the periods ended February 3, 1996 and February 1, 1997 is derived from audited financial statements of the Company. The financial data for the 13 weeks ended May 4, 1996 and May 3, 1997 is derived from unaudited financial statements; however, in the opinion of management of the Company, such data includes all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such information. The financial data should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto, incorporated by reference herein.



                                                                     Transition
                                                                       Period
                                                                      January 1     53 Weeks     52 Weeks       13 Weeks Ended
                                          Year Ended December 31,        to          Ended        Ended      --------------------
                                       ----------------------------  January 28,   February 3,  February 1,   May 4,      May 3,
                                         1992      1993      1994       1995         1996(a)       1997        1996        1997
                                       --------  --------  --------  -----------   -----------  -----------  --------    --------

                                                     (dollars in thousands)

Income Statement Data:
Net revenues. . . . . . . . . . . . .  $461,936  $552,194  $652,457      $42,539   $1,258,630    $1,603,115  $355,911    $406,083
Cost of goods sold. . . . . . . . . .   263,967   313,566   364,533       24,582      720,963       913,946   202,238     224,242
Purchase accounting adjustments
 to cost of goods sold(b) . . . . . .         -         -         -            -       34,864             -         -           -
Business restructuring
 and integration expenses(c). . . . .         -         -         -            -       51,900        18,970         -           -
Operating income. . . . . . . . . . .    59,297    82,708   109,008        1,555       63,245       181,353    35,049      41,103
Interest expense. . . . . . . . . . .     6,882     3,255     2,199            -       29,611        41,947     9,967      12,311
Net income(d) . . . . . . . . . . . .    31,449    58,656    63,890          941       18,976        81,008    15,050      17,491
Other Financial Data:
EBITDAR(e). . . . . . . . . . . . . .    79,880   108,911   143,866        5,252      234,318       313,975    61,779      71,102
Rental expense. . . . . . . . . . . .    15,200    19,900    27,300        2,970       59,900        80,669    18,554      20,885
EBITDA(f). .  . . . . . . . . . . . .    64,680    89,011   116,566        2,282      174,418       233,306    43,225      50,217
Capital expenditures. . . . . . . . .    10,237    15,931    23,096          360       39,944        42,806     8,199       7,498
Ratio of EBITDA
 to interest expense. . . . . . . . .      9.40x    27.35x    53.01x           -         5.89x         5.56x     4.34x       4.08x
Ratio of earnings
 to fixed charges(g). . . . . . . . .      5.34x     8.98x    10.33x           -         1.66x         3.00x     2.54x       2.49x
Balance Sheet Data (at end of period):
Working capital . . . . . . . . . . .  $105,891  $171,482  $170,015                S  297,312    $  491,674            $  535,044
Total assets  . . . . . . . . . . . .   199,068   292,808   302,791                 1,160,092     1,261,063             1,255,372
Long-term debt and due
 to stockholders. . . . . . . . . . .    88,322    50,951     2,400                   471,000       600,407               610,574
Stockholders' equity. . . . . . . . .    54,636   165,499   234,627                   328,326       360,540               379,549
Selected Store Data:
Stores at beginning of period . . . .       180       230       306                       410           888                 1,061
Stores opened or acquired . . . . . .        51        79       108                       497           214                    53
Stores closed . . . . . . . . . . . .         1         3         4                        19            41                    10
                                       --------  --------  --------                ----------    ----------            ----------
Stores at end of period . . . . . . .       230       306       410                       888         1,061                 1,104
                                       ========  ========  ========                ==========    ==========            ==========
Sales per square foot . . . . . . . .  $    506  $    483  $    472                $      318    $      340            $      339

_____________
(a)  Fiscal 1995 data is not comparable to the prior years, as such information:
     (1) reflects the change in the Company's fiscal year-end from December 31 to the Saturday closest to January 31 which resulted in a 53-week period (371 days) ended February 3, 1996, while prior years are 365-day periods; and (2) includes the results of operations of the footwear business of U.S. Shoe since the U.S. Shoe Acquisition.
(b) Reflects a $34.9 million non-recurring increase in cost of goods sold, attributable to the fair value of inventory over FIFO cost, recorded as a result of the U.S. Shoe Acquisition, as required by the purchase method of accounting.
(c) Represents business restructuring and integration expenses and charges of $51.9 million for Fiscal 1995 associated with the integration of the footwear business of U.S. Shoe into the Company and $19.0 million for Fiscal 1996 associated with the restructuring of North American manufacturing facilities.
(d) Reflects federal and state income tax (assuming a 41% effective tax rate in 1993 and 40% in 1992) as if the Company had not been treated as an S corporation during the periods prior to the Company's initial public offering on February 9, 1993.
(e)  EBITDAR represents EBITDA before rental expense.
(f) EBITDA represents earnings from continuing operations before interest expense, income taxes, depreciation, amortization and unusual items. EBITDA is included because management understands that such information is considered by certain investors to be an additional basis on which to evaluate the Company's ability to pay interest, repay debt and make capital expenditures. Excluded from EBITDA are loss from discontinued operations, interest, income taxes, depreciation and amortization, each of which can significantly affect the Company's results of operations and liquidity and should be considered in evaluating the Company's financial performance. EBITDA in Fiscal 1995 and Fiscal 1996 excludes the charges referred to in footnotes (b) and (c) above. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, measures of operating performance as determined in accordance with generally accepted accounting principles.
(g) For the purpose of computing this ratio, earnings consists of earnings from continuing operations before income taxes and fixed charges. Fixed charges consists of interest expense plus the portion of rental expense under operating leases that has been deemed by the Company to be representative of the interest factor (approximately one-third of rental expense).


                            RISK FACTORS

     Holders of Old Notes should consider carefully, in addition to the other information contained in this Prospectus, the following factors before deciding to tender Old Notes in the Exchange Offer. The risk factors set forth below are generally applicable to the Old Notes as well as the Exchange Notes.

Effects of Leverage

     After giving effect to the sale of the Old Notes and the application of the net proceeds therefrom, the Company's outstanding consolidated Indebtedness on May 3, 1997 would have been approximately $649.7 million and the Company's ratio of total debt to total capitalization would have been 63.1%. In Fiscal 1994, 1995 and 1996, the Company's ratio of earnings to fixed charges was 10.33x, 1.66x and 3.00x, respectively. The Company's level of indebtedness will have several important effects on its future operations, including (i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest on its indebtedness and will not be available for other purposes, (ii) covenants contained in the Company's debt obligations will require the Company to meet certain financial tests, and other restrictions will limit its ability to borrow additional funds or to dispose of assets and may affect the Company's flexibility in planning for, and reacting to, changes in its businesses, including possible acquisition activities and (iii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, general economic conditions and financial, business and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's future performance will not be adversely affected by some or all of these factors.

Substantial Competition and Changing Fashion Trends

     Competition is intense in the women's footwear business. The Company must remain competitive in the areas of style, quality, price, comfort, brand loyalty and customer service. The location and atmosphere of retail stores are an additional competitive factor in the Company's retail division. The Company's competitors include numerous manufacturers, importers and distributors, some of which may have certain resources not available to the Company. The Company competes with distributors that import footwear, domestic companies that have foreign manufacturing relationships and companies that produce footwear domestically. In its retail division, the Company's primary competition is comprised of large national chains, department stores, specialty footwear stores and other outlet stores. Any failure by the Company to identify and respond to emerging fashion trends could adversely affect consumer acceptance of the Company's brand names and product lines, which in turn could adversely affect the Company's financial condition and results of operations. The Company attempts to minimize the risk of changing fashion trends and product acceptance by offering a wide assortment of dress, career and casual shoes during particular selling seasons, approximately one-half of which are in classic styles that the Company believes are less vulnerable to fashion trend changes.

Investigation by the Securities and Exchange Commission

     On May 1, 1997, the Company learned that on April 10, 1997, the Commission entered a formal order of investigation into, among other things, the Company's revenue recognition policies and practices. Based on conversations with the staff of the Commission dating back to the Fall of 1996, when an informal investigation was commenced, the Company believes that this investigation is focused on the revenue recognition policies and practices of certain of the Company's divisions that were acquired from U.S. Shoe in 1995. The Company has been cooperating fully with the staff of the Commission and intends to continue its cooperation. Based on the limited information presently available to it, the Company does not anticipate that the investigation will have a material adverse financial effect on the Company. No assurance can be given, however, that the scope of the investigation is not wider than this, or that the scope of such investigation will not be broadened in the future, or that any such broader investigation will not have a material adverse financial effect on the Company.

Acquisition Integration

     The Company from time to time acquires other companies and businesses which it believes will enhance or complement its existing business. The Company's ability to successfully integrate the operations and assets so acquired could require the deployment of significant management and other resources of the Company and is subject to various factors, including (i) the Company's ability to continue to implement such integration without unforeseen difficulty and (ii) external events affecting business in general and the footwear industry in particular over which the Company has no control. There can be no assurance as to how much time will be required to complete any such integration, that the Company will be able to successfully integrate the acquired operations and assets with its own, that it will achieve the anticipated cost savings as a result of such integration or that the costs of such integration will not exceed anticipated amounts.

Expansion of Business

     A significant part of the Company's strategy is to expand its retailing concepts and to continue its international retail and wholesale expansion plans. The Company intends to accomplish such expansion by opening new stores and may include additional acquisitions. The Company has also recently added and may continue to add new related lines of business. In addition, the Company has begun and expects to continue to market its products in non-U.S. markets. The types of stores opened by the Company and the results generated by such stores, new lines of business and new markets will depend on various factors, including, among others, general economic and business conditions affecting consumer spending, the performance of the Company's wholesale and retail operations, the acceptance by consumers of the Company's retail concepts, the Company's ability to design, manufacture and market new product lines and to penetrate new markets, the availability of desirable locations and the ability of the Company to negotiate acceptable lease terms for new locations, hire and train personnel and otherwise manage such expansion, and find acceptable partners for its international stores.

Impact of Brazilian and Other Foreign Operations

     Over 60% of the Company's footwear products are manufactured by more than 28 independently owned footwear manufacturers in Brazil. The Company is the dominant and, in many cases, the exclusive customer for these manufacturers' production. The Company believes that such Brazilian manufacturing relationships provide a significant competitive advantage to the Company and are a major contributor to the Company's success. Thus, the Company's future results of operations will partly depend on maintaining its close working relationships with its principal manufacturers, both directly and through the Company's buying agent. Neither the buying agent nor any of its principals is affiliated with the Company. The Company has entered into a five-year contract with the buying agent, effective January 1, 1992, which has been extended for an additional five years, which provides that the buying agent, its owners, employees, directors and affiliates will not act as a buying agent for, or sell leather footwear manufactured in Brazil to, other importers, distributors or retailers for resale in the United States, Canada or the United Kingdom. The Company does not maintain supply contracts with any of its manufacturers.

     Historically, instability in Brazil's political and economic environment has not had a material adverse effect on the Company's financial condition or results of operations. The Company cannot predict, however, the effect that future changes in economic or political conditions in Brazil could have on the economics of doing business with its Brazilian manufacturers. Although the Company believes that it could find alternative manufacturing sources for those products which it currently sources in Brazil, the establishment of new manufacturing relationships would involve various uncertainties, and the loss of a substantial portion of its Brazilian manufacturing capacity before the alternative sourcing relationships were fully developed could have a material adverse effect on the Company's financial condition or results of operations. However, as a result of the U.S. Shoe Acquisition, the Company now has manufacturing operations in the United States and additional relationships in other countries as potential alternative sources for its products.

     The Company's footwear is also manufactured by third parties located in China, Korea and other countries in the Far East, and in Italy, Spain, Mexico and Uruguay. The Company's accessories are manufactured principally by third-party manufacturers in the Far East.

     The Company's business is subject to other risks of doing business abroad, such as fluctuations in exchange rates, the imposition of additional regulations relating to imports, including quotas, duties or taxes and other charges on imports, and other risks relating to changes in local government administrations and policies and resulting changes in business customs and practices. In order to minimize the risk of exchange rate fluctuations, the Company purchases products from Brazilian manufacturers in United States dollars and otherwise engages in foreign currency hedging transactions. The Company cannot predict whether additional United States or foreign customs quotas, duties, taxes or other charges or restrictions will be imposed upon the importation of its non-domestically produced products in the future or what effect such actions could have on its financial condition or results of operations.

Subordination of Senior Subordinated Exchange Notes; Asset Encumbrances

     The indebtedness evidenced by the Senior Subordinated Exchange Notes is subordinate to the prior payment in full of all Senior Indebtedness (as defined herein). As of May 3, 1997, on a pro forma basis, after giving effect to the Offering and the use of the net proceeds therefrom, the Company would have had approximately $343.2 million of Senior Indebtedness outstanding. In addition, because a substantial portion of the Company's operations is conducted through subsidiaries, claims of holders of indebtedness and of other creditors of such subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the Senior Subordinated Exchange Notes. As of May 3, 1997, the aggregate liabilities of such subsidiaries, including the Guarantors, was approximately $65.7 million, of which liabilities of the Guarantors was $55.5 million. The Indentures permit the incurrence of additional Indebtedness, including Senior Indebtedness or pari passu Indebtedness, by the Company and its subsidiaries, subject to certain restrictions. During the continuance of any default in the payment of principal, premium, interest or any other payment due on the Senior Indebtedness, no payment of principal or interest on the Senior Subordinated Exchange Notes may be made by the Company. In addition, upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization, the payment of the principal and interest on the Senior Subordinated Exchange Notes is subordinated to the extent provided in the applicable Indenture to the prior payment in full of all Senior Indebtedness and is structurally subordinated to claims of creditors of each subsidiary of the Company that is not a Guarantor. By reason of this subordination, in the event of the Company's dissolution, holders of Senior Indebtedness may receive more, ratably, and holders of the Senior Subordinated Exchange Notes may receive less, ratably, than the other creditors of the Company. The Company's cash flow and ability to service debt, including the Senior Subordinated Exchange Notes, are substantially dependent upon the earnings of its subsidiaries and the distribution of those earnings to, or upon payments by those subsidiaries to, the Company. The ability of the Company's subsidiaries to make such distributions or payments may be subject to contractual or statutory restrictions. See "Description of the Exchange Notes---Ranking."

     The Company's obligations under the Credit Agreement are secured by security interests in substantially all of the current and future assets of the Company (other than certain receivables) and its domestic subsidiaries (including a pledge of all of the issued and outstanding shares of capital stock of the Company's domestic subsidiaries). In the event of a default on secured indebtedness (whether as a result of the failure to comply with a payment or other covenant, a cross-default, or otherwise), the parties granted such security interests will have a prior secured claim on the assets of the Company. Moreover, if such parties should attempt to foreclose on their collateral, it is possible that there would be insufficient assets remaining after satisfaction in full of all such indebtedness to satisfy in full the claims of the holders of the Exchange Notes and the Company's financial condition and the value of the Exchange Notes could be materially adversely affected.

Fraudulent Conveyance Considerations Relating to Guarantees

     The Company's obligations under the Notes are guaranteed on a senior basis in the case of the Senior Exchange Notes and on a senior subordinated basis in the case of the Senior Subordinated Exchange Notes by the Guarantors. Various fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court of competent jurisdiction to subordinate or avoid any Guarantee issued by a Guarantor. It is also possible that under certain circumstances a court could hold that the direct obligations of a Guarantor could be superior to the obligations under the Guarantees.

     To the extent that a court were to find that at the time a Guarantor entered into a Guarantee either (x) the Guarantee was incurred by the Guarantor with the intent to hinder, delay or defraud any present or future creditor or that a Guarantor contemplated insolvency with a design to favor one or more creditors to the exclusion in whole or in part of others or (y) the Guarantor did not receive fair consideration or reasonably equivalent value for issuing the Guarantee and, at the time it issued the Guarantee, the Guarantor (i) was insolvent or rendered insolvent by reason of the issuance of the Guarantee, (ii) was engaged or about to engage in a business or transaction for which the remaining assets of the Guarantor constituted unreasonably small capital or
(iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could avoid or subordinate the Guarantee in favor of the Guarantor's other debts or liabilities. Among other things, a legal challenge to a Guarantee issued by a Guarantor on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Guarantor as a result of the issuance by the Company of the Exchange Notes. To the extent a Guarantee is avoided as a result of fraudulent conveyance or held unenforceable for any other reason, the holders of the Exchange Notes would cease to have any claim in respect of such Guarantor and would be creditors solely of the Company.

Repurchase of Exchange Notes at the Option of Holders Upon a Change of Control; Availability of Funds

     In the event of a Change of Control, each holder of Exchange Notes will have the right to require that the Company repurchase the Exchange Notes, in whole or in part, at a redemption price of 101% of the principal amount thereof, plus accrued interest to the date of purchase. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay such redemption price for all Exchange Notes tendered by the holders thereof. See "--Subordination of Senior Subordinated Exchange Notes; Asset Encumbrances" above. The Company's ability to pay such redemption price is, and may in the future be, prohibited or limited by the terms of the Credit Agreement or other agreements.

Consequences of a Failure to Exchange Old Notes

     The Old Notes have not been registered under the Securities Act or any state securities laws and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with certain other conditions and restrictions. Old Notes that remain outstanding after consummation of the Exchange Offer will continue to bear a legend reflecting such restrictions on transfer. In addition, upon consummation of the Exchange Offer, holders of Old Notes that remain outstanding will not be entitled to any rights under the Registration Rights Agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this Exchange Offer, including an increase in the interest rates on the Old Notes. The Company does not currently anticipate that it will register the Old Notes under the Securities Act.

     The Old Notes were issued to, and the Company believes are currently owned by, a small number of beneficial owners. Although the Old Notes have been designated for trading in the PORTAL market, to the extent that Old Notes are tendered and accepted in connection with the Exchange Offer, any trading market for Old Notes that remain outstanding after the Exchange Offer could be adversely affected.

Absence of Public Market for the Exchange Notes

     The Exchange Notes are being offered to the holders of the Old Notes. The Company does not intend to apply for a listing of the Exchange Notes on a securities exchange. There is currently no established market for the Exchange Notes and there can be no assurance as to the liquidity of markets that may develop for the Exchange Notes, the ability of the holders of the Exchange Notes to sell their Exchange Notes or the price at which such holders would be able to sell their Exchange Notes. If such markets were to exist, the Exchange Notes could trade at prices that may be lower than the initial market values thereof depending on many factors, including prevailing interest rates and the markets for similar securities. Although currently there is no market for the Exchange Notes, the Initial Purchasers have advised the Company that they currently intend to make a market in the Exchange Notes. However, the Initial Purchasers are not obligated to do so, and any market making with respect to the Exchange Notes may be discontinued at any time without notice.

     The liquidity of, and trading market for, the Exchange Notes also may be adversely affected by general declines in the market for similar securities.







                           USE OF PROCEEDS

     There will be no proceeds to the Company from the exchange of Notes pursuant to the Exchange Offer.

                           CAPITALIZATION

     The following table sets forth the capitalization of the Company at May 3, 1997, (i) on an actual basis and (ii) as adjusted to reflect the sale of the Old Notes by the Company and the application of the net proceeds therefrom. See "Use of Proceeds."
                                                         As of May 3, 1997
                                                     ------------------------
                                                       Actual     As Adjusted
                                                     ----------   -----------

                                                           (in thousands)

Cash and cash equivalents . . . . . . . . . . . .    $   29,281    $   29,281
                                                     ==========    ==========
Current portion of long-term debt(1). . . . . . .    $   38,000    $        -
Long-term debt (excluding current portion):
     Six and one-half year quarterly
      amortizing term loan . . . . . . . . . . . .       279,000             -
     Revolving credit facility . . . . . . . . . .       150,000       143,154
     Old Senior Notes. . . . . . . . . . . . . . .             -       200,000
     Old Senior Subordinated Notes . . . . . . . .             -       125,000
     5-1/2% Convertible Subordinated Notes . . . .       181,574       181,574
                                                      ----------    ----------
         Total long-term debt. . . . . . . . . . .       610,574       649,728
                                                      ----------    ----------
         Total debt. . . . . . . . . . . . . . . .       648,574       649,728
                                                      ----------    ----------
Stockholders' equity:
     Common Stock, par value $.01 per share;
      100,000,000 shares authorized, 35,825,279
      shares issued and outstanding(2) . . . . . .           358           358
     Additional paid in capital. . . . . . . . . .       141,913       141,913
     Retained earnings . . . . . . . . . . . . . .       237,278       237,278
                                                      ----------    ----------
         Total stockholders' equity. . . . . . . .       379,549       379,549
                                                      ----------    ----------
Total capitalization . . . . . . . . . . . . . . .    $1,028,123    $1,029,277
                                                      ==========    ==========
_____________
(1) The $38.0 million current portion of long-term debt relates exclusively to a scheduled repayment of principal of the six and one-half year quarterly amortizing term loan.
(2) Does not include an aggregate of approximately 7,500,000 shares of Common Stock consisting of (i) 4,400,000 shares of Common Stock subject to options and (ii) 3,100,000 shares of Common Stock that may be issuable upon conversion of the 5-1/2% Convertible Subordinated Notes Due 2003.


                         THE EXCHANGE OFFER

General

     The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), to exchange up to $200,000,000 aggregate principal amount of Senior Exchange Notes for a like aggregate principal amount of Old Senior Notes and to exchange up to $125,000,000 aggregate principal amount of Senior Subordinated Exchange Notes for a like aggregate principal amount of Old Senior Subordinated Notes, in each case, properly tendered on or prior to the Expiration Date and not withdrawn as permitted pursuant to the procedures described below. The Exchange Offer is being made with respect to all of the Old Notes.

     As of the date of this Prospectus, the aggregate principal amount of the Old Senior Notes outstanding is $200,000,000, and the aggregate principal amount of the Old Senior Subordinated Notes outstanding is $125,000,0000. This Prospectus, together with the Letter of Transmittal, is first being sent on or
about         , 1997, to all holders of Old Notes known to the Company. The
Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions set forth under "--Certain Conditions to the Exchange Offer" below. The Company currently expects that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose of the Exchange Offer

     The Old Notes were issued on July 9, 1997 in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the Old Notes may not be reoffered, resold, or otherwise transferred unless registered under the Securities Act or any applicable securities law or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

     In connection with the issuance and sale of the Old Notes, the Company and the Guarantors entered into the Registration Rights Agreement, which requires the Company and the Guarantors to file with the Commission a registration statement relating to the Exchange Offer not later than 60 days after the date of issuance of the Old Notes, and to use their best efforts to cause the registration relating to the Exchange Offer to become effective under the Securities Act not later than 365 days after the date of issuance of the Old Notes and the Exchange Offer to be consummated not later than 45 days after the date of the effectiveness of the Registration Statement (or use their best efforts to cause to become effective by the 365th day after the date of issuance of the Old Notes a shelf registration statement with respect to resales of the Old Notes). A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement.

     The Exchange Offer is being made by the Company to satisfy certain of its and the Guarantors' obligations under the Registration Rights Agreement. The term "holder," with respect to the Exchange Offer, means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by The Depository Trust Company. Other than pursuant to the Registration Rights Agreement, the Company is not required to file any registration statement to register any outstanding Old Notes. Holders of Old Notes who do not tender their Old Notes or whose Old Notes are tendered but not accepted would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if they wish to sell their Old Notes.

Terms of the Exchange

     The Company hereby offers to exchange, subject to the conditions set forth herein and in the Letter of Transmittal accompanying this Prospectus, $1,000 in principal amount of Exchange Notes for each $1,000 in principal amount of the Old Notes. The terms of the Exchange Notes are identical in all material respects to the terms of the Old Notes for which they may be exchanged pursuant to this Exchange Offer, except that the Exchange Notes will generally be freely transferable by holders thereof and will not be subject to any covenant regarding registration. The Exchange Notes will evidence the same indebtedness as the Old Notes and will be entitled to the benefits of the Indentures. See "Description of Exchange Notes."

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

     The Company is making the Exchange Offer in reliance on the position of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letters, and there can be no assurance that the Commission would make a similar determination with respect to the Exchange Notes. Based on these interpretations by the staff of the Commission, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for sale, resold and otherwise transferred by any holder of such Exchange Notes (other than any such holder that is a broker-dealer or an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes and neither such holder nor any other such person is engaging in or intends to engage in a distribution of such Exchange Notes. Since the Commission has not considered the Exchange Offer in the context of a no-action letter, there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. See "--Resale of Exchange Notes" and "Plan of Distribution."

     Interest on the Exchange Notes shall accrue from the last Interest Payment Date on which interest was paid on the Old Notes so surrendered or, if no interest has been paid on such Notes, from July 9, 1997.

     Tendering holders of the Old Notes shall not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Old Notes pursuant to the Exchange Offer.

Expiration Date; Extension; Termination; Amendment

     The Exchange Offer will expire at 5:00 p.m., New York City time, on
   , 1997 (the "Expiration Date"). The Expiration Date will be at least 20 business days after the commencement of the Exchange Offer in accordance with Rule 14e-1(a) under the Exchange Act. The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice to the Exchange Agent and by giving written notice of such extension to the holders thereof or by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer unless properly withdrawn. The Company does not anticipate extending the Expiration Date.

     The Company expressly reserves the right to (i) terminate the Exchange Offer and not to accept for exchange any Old Notes not theretofore accepted for exchange upon the occurrence of any of the events specified below under "--Certain Conditions to the Exchange Offer" which have not been waived by the Company and (ii) amend the terms of the Exchange Offer in any manner which, in its good faith judgment, is advantageous to the holders of the Old Notes, whether before or after any tender of the Notes. If any such termination or amendment occurs, the Company will notify the Exchange Agent and will either issue a press release or give oral or written notice to the holders of the Old Notes as promptly as practicable.

     For purposes of the Exchange Offer, a "business day" means any day other than Saturday, Sunday or a date on which banking institutions are required or authorized by New York State law to be closed, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. Unless the Company terminates the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Company will exchange the Exchange Notes for the Old Notes on the Exchange Date.

Procedures for Tendering Old Notes

     The tender to the Company of Old Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal.

     A holder of Old Notes may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Old Notes being tendered and any required signature guarantees and any other documents required by the Letter of Transmittal, to the Exchange Agent at its address set forth below on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below) or (ii) complying with the guaranteed delivery procedures described below.

     The method of delivery of Old Notes, Letters of Transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to insure timely delivery. No Old Notes or Letters of Transmittal should be sent to the Company.

     If tendered Old Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Old Notes are to be reissued) in the name of the registered holder (which term, for the purposes described herein, shall include any participant in The Depository Trust Company (also referred to as a "book-entry transfer facility") whose name appears on a security listing as the owner of Old Notes), the signature of such signer need not be guaranteed. In any other case, the tendered Old Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder, and the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution (each an "Eligible Institution") that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the Exchange Notes and/or Old Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Old Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

     The Exchange Agent will make a request within two business days after the date of receipt of this Prospectus to establish accounts with respect to the Old Notes at the book-entry transfer facility for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of Old Notes by causing such book-entry transfer facility to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with the book-entry transfer facility's procedures for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the book-entry transfer facility, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

     If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Old Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its address set forth below, on or prior to the Expiration Date, a letter by hand or mail, or sent by facsimile transmission (receipt confirmed by telephone and an original delivered by guaranteed overnight courier) from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Old Notes are registered and, if possible, the certificate numbers of the Old Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three business days after the Expiration Date, the Old Notes in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the book-entry transfer facility), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Old Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of the notice of guaranteed delivery ("Notice of Guaranteed Delivery") which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

     A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly executed Letter of Transmittal accompanied by the Old Notes is received by the Exchange Agent, or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the book-entry transfer facility).

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Letters of Transmittal or Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered and not to accept any particular Old Notes for exchange which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities as to any particular Old Notes or conditions of the Exchange Offer either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. None of the Company, the Guarantors, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

     If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the Old Notes.

     If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

     By tendering, each holder will represent to the Company that, among other things, (a) Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, (b) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and (c) neither the holder nor any such other person is an "affiliate" of the Company as defined under Rule 405 of the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. Any holder of Old Notes using the Exchange Offer to participate in a distribution of the Exchange Notes (i) cannot rely on the position of the staff of the Commission enunciated in its interpretive letter with respect to Exxon Capital Holdings Corporation (available April 13, 1989) or similar letters and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

Terms and Conditions of the Letter of Transmittal

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The party tendering Notes for exchange (the "Transferor") exchanges, assigns and transfers the Old Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Old Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire Exchange Notes issuable upon the exchange of such tendered Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Notes or transfer ownership of such Old Notes on the account books maintained by a book-entry transfer facility. The Transferor further agrees that acceptance of any tendered Old Notes by the Company and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by the Company and the Guarantors of certain of their respective obligations under the Registration Rights Agreement. All authority conferred by the Transferor will survive the death or incapacity of the Transferor, and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

     The Transferor certifies that neither it, nor the person receiving the Exchange Notes, whether or not such person is the Transferor, (a) is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (b) is acquiring the Exchange Notes offered hereby in the ordinary course of such Transferor's business and (c) has an arrangement with any person to participate in the distribution of such Exchange Notes. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes. Each Transferor which is a broker-dealer receiving Exchange Notes for its own account must represent that the Old Notes to be exchanged for Exchange Notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company will, for a period of 120 days after the Expiration Date, make copies of this Prospectus available to any broker-dealer for use in connection with any such resale.

Withdrawal Rights

     Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal sent by telegram, facsimile transmission (receipt confirmed by telephone) or letter must be received by the Exchange Agent at the address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having tendered the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers of such Old Notes and the principal amount of each such Old Note), (iii) specify the principal amount of Old Notes to be withdrawn, (iv) include a statement that such holder is withdrawing his election to have such Old Notes exchanged, (v) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered or as otherwise described above (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee under the applicable Indenture register the transfer of such Old Notes into the name of the person withdrawing the tender and (vi) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. The Exchange Agent will return the properly withdrawn Old Notes promptly following receipt of notice of withdrawal. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Old Notes or otherwise comply with the book-entry transfer facility procedure. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Company and such determination will be final and binding on all parties.

     Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account with such book-entry transfer facility specified by the holder) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

Acceptance of Old Notes for Exchange; Delivery of Exchange Notes

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, on the Exchange Date, all Old Notes properly tendered and will issue the Exchange Notes promptly after such acceptance. See "--Certain Conditions to the Exchange Offer." For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.


     For each Old Note accepted for exchange, the holder of such Old Note will receive an Exchange Note having a principal amount equal to that of the surrendered Old Note.

     In all cases, issuance of Exchange Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely book-entry confirmation of such Old Notes into the Exchange Agent's account at the book-entry transfer facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such non-exchanged Old Notes will be credited to an account maintained with such book-entry transfer facility) as promptly as practicable after the expiration of the Exchange Offer.

Certain Conditions to the Exchange Offer

     Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer (by oral or written notice to the Exchange Agent or by a timely press release) if at any time before the acceptance of such Old Notes for exchange or the exchange of the Exchange Notes for such Old Notes, any of the following events occur:

         (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority or any injunction, order or decree is issued with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company; or

         (b) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company that is or may be adverse to the Company, or the Company shall have become aware of facts that have or may have adverse significance with respect to the value of the Old Notes or the Exchange Notes or that may materially impair the contemplated benefits of the Exchange Offer to the Company; or

         (c) any law, rule or regulation or applicable interpretations of the staff of the Commission is issued or promulgated which, in the good faith determination of the Company, do not permit the Company to effect the Exchange Offer; or

         (d) any governmental approval has not been obtained, which approval the Company, in its sole discretion, deems necessary for the consummation of the Exchange Offer; or

         (e) there shall have been proposed, adopted or enacted any law, statute, rule or regulation (or an amendment to any existing law, statute, rule or regulation) which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company; or

         (f) there shall occur a change in the current interpretation by the staff of the Commission which permits the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Exchange Notes; or

         (g) there shall have occurred (i) any general suspension of, shortening of hours for, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market (whether or not mandatory), (ii) any limitation by any governmental agency or authority which may adversely affect the ability of the Company to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks by Federal or state authorities in the United States (whether or not mandatory), (iv) a commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States, (v) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof.

     The Company expressly reserves the right to terminate the Exchange Offer and not accept for exchange any Old Notes upon the occurrence of any of the foregoing conditions (which represent all of the material conditions to the acceptance by the Company of properly tendered Old Notes). In addition, the Company may amend the Exchange Offer at any time prior to the Expiration Date if any of the conditions set forth above occur. Moreover, regardless of whether any of such conditions has occurred, the Company may amend the Exchange Offer in any manner which, in its good faith judgment, is advantageous to holders of the Old Notes.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. If the Company waives or amends the foregoing conditions, it will, if required by law, extend the Exchange Offer for a minimum of five business days from the date that the Company first gives notice, by public announcement or otherwise, of such waiver or amendment, if the Exchange Offer would otherwise expire within such five business-day period. Any determination by the Company concerning the events described above will be final and binding upon all parties.

     In addition, the Company will not accept for exchange any Old Notes tendered, and no Exchange Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indentures under the Trust Indenture Act of 1939, as amended. In any such event, the Company is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

     The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange.

Exchange Agent

     The Bank of New York has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below:

       By Hand/Overnight Courier:                         By Mail:
         The Bank of New York                       The Bank of New York
          101 Barclay Street                       101 Barclay Street, 7E
     Corporate Trust Services Window              New York, New York 10286
            Ground Level                        Attn: Reorganization Section,
       New York, New York 10286                        Arwen Gibbons
       Attn: Reorganization Section;
              Arwen Gibbons


                           By Facsimile: (212) 571-3080
                           Attn: Reorganization Section
                           By Telephone: (212) 815-6333


Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent at the address and telephone number set forth in the Letter of Transmittal.

     DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE, OR TRANSMISSIONS OF INSTRUCTIONS VIA A FACSIMILE TO A NUMBER OTHER THAN THE ONES SET FORTH ABOVE, WILL NOT CONSTITUTE A VALID DELIVERY.

Solicitation of Tenders; Fees and Expenses

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this and other related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for their customers.

     The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and the Guarantors and are estimated in the aggregate to be approximately $170,000, which includes fees and expenses of the Exchange Agent, Trustee, registration fees, accounting, legal, printing and related fees and expenses.

     No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Old Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Old Notes in such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

Transfer Taxes

     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

     The Exchange Notes will be recorded at the carrying value of the Old Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company upon the exchange of Exchange Notes for Old Notes. Expenses incurred in connection with the issuance of the Exchange Notes will be amortized over the term of the Exchange Notes.

Consequences of Failure to Exchange

     Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. Old Notes not exchanged pursuant to the Exchange Offer will continue to remain outstanding in accordance with their terms. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act.

     Participation in the Exchange Offer is voluntary, and holders of Old Notes should carefully consider whether to participate. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

     As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of, this Exchange Offer, the Company and the Guarantors will have fulfilled a covenant contained in the Registration Rights Agreement. Holders of Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and subject to all the limitations applicable thereto under the Indentures, except for any such rights under the Registration Rights Agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this Exchange Offer. All untendered Old Notes will continue to be subject to the restrictions on transfer set forth in the Indentures. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Old Notes could be adversely affected.

     The Company may in the future seek to acquire subject to the terms of the Indentures untendered Old Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plan to acquire any Old Notes which are not tendered in the Exchange Offer.

Resale of Exchange Notes

     The Company is making the Exchange Offer in reliance on the position of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter, and there can be no assurance that the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Commission, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder (other than any Holder that is a broker-dealer or an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes and neither such holder nor any such other person is engaging in or intends to engage in a distribution of the Exchange Notes. However, any holder who is an "affiliate" of the Company or who has an arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act (i) could not rely on the applicable interpretations of the staff of the Commission and
(ii) must comply with the registration and prospectus delivery requirements of the Securities Act. A broker-dealer who holds Old Notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes. Each such broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

     In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company and the Guarantors have agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the Exchange Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Exchange Notes reasonably requests in writing. Such registration or qualification may require the imposition of restrictions or conditions (including suitability requirements for offerees or purchasers) in connection with the offer or sale of any Exchange Notes.



                  DESCRIPTION OF THE EXCHANGE NOTES

     The Old Senior Notes have been, and the Senior Exchange Notes offered hereby will be, issued under the Senior Indenture among the Company, the Guarantors and The Bank of New York, as trustee (in such capacity, the "Senior Exchange Notes Trustee"). The Old Senior Subordinated Notes have been, and the Senior Subordinated Exchange Notes offered hereby will be, issued under the Senior Subordinated Indenture among the Company, the Guarantors and The Bank of New York, as trustee (in such capacity, the "Senior Subordinated Exchange Notes Trustee" and, together with the Senior Exchange Notes Trustee, the "Trustees"). Any reference herein to a "Trustee" means the Senior Exchange Notes Trustee or the Senior Subordinated Exchange Notes Trustee, as the context may require. The following summary of the material provisions of the Indentures does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Indentures, including the definitions of certain terms contained therein and those terms made part of the Indentures by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions." As used in this "Description of the Exchange Notes," the "Company" refers to Nine West Group Inc. and does not, unless the context otherwise indicates, include its subsidiaries. The Indentures are exhibits to the Registration Statement of which this Prospectus is part.

General

     Principal of, premium, if any, and interest on the Exchange Notes will be payable, and the Exchange Notes will be exchangeable and transferable, at the office or agency of the Company in the City of New York maintained for such purposes (which initially will be the corporate trust office of the Trustee); provided, however, that, at the option of the Company, interest may be paid by check mailed to the address of the Person entitled thereto as such address shall appear on the security register. The Exchange Notes will be issued only in registered form without coupons and only in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange or redemption of Exchange Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

     Payment of the Senior Exchange Notes will be guaranteed by the Guarantors on a senior unsecured basis and payment of the Senior Subordinated Exchange Notes will be guaranteed by the Guarantors on a senior subordinated unsecured basis. See "--Guarantees."

Terms of the Senior Exchange Notes

     The Senior Exchange Notes will mature on August 15, 2005, will be limited to $200 million aggregate principal amount and will be unsecured senior obligations of the Company. Each Senior Exchange Note will bear interest at 8-3/8% per annum from July 9, 1997 or from the most recent interest payment date to which interest has been paid or duly provided for, payable on February 15, 1998 and semi-annually thereafter on February 15 and August 15 of each year until the principal thereof is paid or duly provided for to the Person in whose name such Senior Exchange Note (or any predecessor Senior Exchange Note) is registered at the close of business on the February 1 or August 1 next preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     The Senior Exchange Notes will not be redeemable at the option of the Company prior to their maturity.

Terms of the Senior Subordinated Exchange Notes

     The Senior Subordinated Exchange Notes will mature on August 15, 2007, will be limited to $125 million aggregate principal amount and will be unsecured senior subordinated obligations of the Company. Each Senior Subordinated Exchange Note will bear interest at 9% per annum from July 9, 1997 or from the most recent interest payment date to which interest has been paid or duly provided for, payable on February 15, 1998 and semi-annually thereafter on February 15 and August 15 of each year until the principal thereof is paid or duly provided for to the Person in whose name such Senior Subordinated Exchange Note (or any predecessor Senior Subordinated Exchange Note) is registered at the close of business on the February 1 or August 1 next preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Optional Redemption

     The Senior Subordinated Exchange Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after August 15, 2002, on not less than 30 nor more than 60 days' prior notice at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued interest, if any, to the redemption date, if redeemed during the 12-month period beginning on August 15 of the years indicated below (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date):
                  Year                                Redemption Price

                  2002. .  . .  . .. .  . .  . .         104.5%
                  2003. .  . .  . .. .  . .  . .         103.0%
                  2004. .  . .  . .. .  . .  . .         101.5%
                  2005 and thereafter.  . .  . .         100.0%

     In addition, at any time prior to August 15, 2000, the Company may redeem up to 30% of the aggregate principal amount of the Senior Subordinated Notes within 60 days of one or more Public Equity Offerings with the net proceeds of such offering at a redemption price equal to 109% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on relevant record dates to receive interest due on relevant interest payment dates); provided that immediately after giving effect to any such redemption, at least $87.5 million aggregate principal amount of the Senior Subordinated Notes remains outstanding.

     If less than all the Senior Subordinated Notes are to be redeemed, the particular Senior Subordinated Notes to be redeemed will be selected not more than 60 days prior to the redemption date by the Senior Subordinated Exchange Notes Trustee by such method as such Trustee will deem fair and appropriate; provided, however, that no such partial redemption will reduce the principal amount of a Senior Subordinated Note not redeemed to less than $1,000. Notice of redemption will be mailed, first-class postage prepaid, at least 30 but not more than 60 days before the redemption date to each holder of Senior Subordinated Notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on Senior Subordinated Notes or portions thereof called for redemption and accepted for payment.

Ranking

     The Senior Exchange Notes will be unsecured senior obligations of the Company, and the Indebtedness evidenced by the Senior Exchange Notes will rank pari passu in right of payment with all other existing and future unsubordinated obligations of the Company and senior in right of payment to all existing and future obligations of the Company expressly subordinated in right of payment to the Senior Notes. The Senior Exchange Notes, however, will be effectively subordinated to secured senior obligations of the Company with respect to the assets of the Company securing such obligations, including Indebtedness under the Credit Agreement, which is secured by substantially all the assets of the Company. As of May 3, 1997, on a pro forma basis after giving effect to the Offering and the use of the proceeds therefrom, consolidated Indebtedness of the Company would have been approximately $649.7 million, of which $143.2 million would have been secured Senior Indebtedness (as defined below) and $200.0 million would have been unsecured Senior Indebtedness. Subject to certain limitations, the Company and its Restricted Subsidiaries may incur additional Indebtedness in the future.

     Each Senior Guarantee will be an unsecured senior obligation of the respective Guarantor issuing such Senior Guarantee, ranking pari passu in right of payment with all other existing and future unsubordinated obligations of such Guarantor and senior in right of payment to all existing and future obligations of such Guarantor expressly subordinated in right of payment to senior obligations of such Guarantor. The Guarantors currently have no subordinated obligations outstanding. Each Senior Guarantee, however, will be effectively subordinated to secured senior obligations of the respective Guarantor with respect to the assets of such Guarantor securing such obligations, including any guarantee by such Guarantor of the Company's Indebtedness under the Credit Agreement. As of May 3, 1997, the aggregate liabilities of the Company's subsidiaries, including the Guarantors was approximately $65.7 million, of which liabilities of the Guarantors was $55.5 million.

     The Senior Subordinated Exchange Notes will be unsecured senior subordinated obligations of the Company ranking pari passu with all other existing and future senior subordinated obligations of the Company, if any. The payment of the principal of, premium, if any, and interest on the Senior Subordinated Exchange Notes will be subordinated, as set forth in the Senior Subordinated Indenture, in right of payment to the prior payment in full in cash or cash equivalents of all Senior Indebtedness, including, without limitation, the Company's obligations under the Credit Agreement and the Senior Notes. The Senior Subordinated Exchange Notes will rank senior to the Convertible Notes.

     In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company or to its assets, or any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or any assignment for the benefit of creditors or other marshalling of assets or liabilities of the Company (except in connection with the consolidation or merger of the Company or its liquidation or dissolution following the conveyance, transfer or lease of its properties and assets substantially as an entirety upon the terms and conditions described under "Consolidation, Merger and Sale of Assets" below), the holders of Senior Indebtedness will first be entitled to receive payment in full in cash or cash equivalents of all Senior Indebtedness, or provision shall be made for such payment in full, before the holders of Senior Subordinated Notes will be entitled to receive any payment or distribution of any kind or character (other than any payment or distribution in the form of equity securities or subordinated securities of the Company or any successor obligor that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to at least the same extent as the Senior Subordinated Notes are so subordinated as provided in the Senior Subordinated Indenture (such equity securities or subordinated securities hereinafter being "Permitted Junior Securities")) on account of principal of, or premium, if any, or interest on the Senior Subordinated Notes or on account of the purchase or redemption or other acquisition of Senior Subordinated Notes; and any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than a payment or distribution in the form of Permitted Junior Securities), by set-off or otherwise, to which the holders of Senior Subordinated Notes or the Senior Subordinated Exchange Notes Trustee would be entitled but for the provisions of the Senior Subordinated Indenture shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior Indebtedness or their representative ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

     No payment (other than any payments made pursuant to the provisions described under "--Defeasance or Covenant Defeasance of the Indentures" from monies or U.S. Government Obligations previously deposited with the Senior Subordinated Exchange Notes Trustee) or distribution of any assets of the Company of any kind or character, whether in cash, property or securities (other than Permitted Junior Securities), may be made by the Company on account of principal of, premium, if any, or interest on the Senior Subordinated Notes or on account of the purchase, redemption or other acquisition of Senior Subordinated Notes upon the occurrence of any default in payment (whether at stated maturity, upon scheduled installment, by acceleration or otherwise) of principal of, premium, if any, or interest on Designated Senior Indebtedness (as defined below) (a "Payment Default") until such Payment Default shall have been cured or waived or such Designated Senior Indebtedness shall have been discharged or paid in full. No payment (other than payments made pursuant to the provisions described under "--Defeasance or Covenant Defeasance of the Indentures" from monies or U.S. Government Obligations previously deposited with the Senior Subordinated Exchange Notes Trustee) or distribution of any assets of the Company of any kind or character, whether in cash, property or securities (other than Permitted Junior Securities), may be made by the Company on account of any principal of, premium, if any, or interest on the Senior Subordinated Notes or on account of the purchase, redemption or other acquisition of Senior Subordinated Notes for the period specified below ("Payment Blockage Period") upon the occurrence of any event of default with respect to any Designated Senior Indebtedness not covered by the immediately preceding paragraph pursuant to which the maturity thereof may be accelerated (a "Non-Payment Default") and receipt by the Senior Subordinated Exchange Notes Trustee of written notice thereof from the Agent Bank or any other representative of a holder of Designated Senior Indebtedness (and delivery of notice to the Company).

     The Payment Blockage Period will commence upon the date of receipt by the Senior Subordinated Exchange Notes Trustee of written notice from the Agent Bank or such other representative and shall end on the earliest of (i) 179 days thereafter (provided that any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated, in which case the provisions of the second preceding paragraph shall apply), (ii) the date on which such Non-Payment Default is cured, waived or ceases to exist or such Designated Senior Indebtedness is discharged or paid in full or (iii) the date on which such Payment Blockage Period shall have been terminated by written notice to the Senior Subordinated Notes Trustee or the Company from the Agent Bank or such other representative initiating such Payment Blockage Period, after which the Company will resume making any and all required payments in respect of the Senior Subordinated Notes, including any missed payments. In any event, not more than one Payment Blockage Period may be commenced during any period of 360 consecutive days. No event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a subsequent Payment Blockage Period, unless such default has been cured or waived for a period of not less than 180 consecutive days.

     In the event that, notwithstanding the provisions of the preceding four paragraphs, any payment shall be made to the Senior Subordinated Exchange Notes Trustee (and not paid over to the holders of Senior Subordinated Notes) which is prohibited by such provisions, then and in such event such payment shall be paid over and delivered by such Trustee to the Agent Bank and any other representative of holders of Designated Senior Indebtedness, as their interests may appear, for application to Designated Senior Indebtedness. After all Senior Indebtedness is paid in full and until the Senior Subordinated Notes are paid in full, holders of Senior Subordinated Notes shall be subrogated (equally and ratably with all other Indebtedness pari passu with the Senior Subordinated Notes) to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness to the extent that distributions otherwise payable to the holders of Senior Subordinated Notes have been applied to the payment of Senior Indebtedness.

     Failure by the Company to make any required payment in respect of the Senior Subordinated Notes when due or within any applicable grace period, whether or not occurring during a Payment Blockage Period, will result in an Event of Default and, thereafter, holders will have the right to require repayment of the Senior Subordinated Notes in full. See "--Events of Default."


     By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency of the Company, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of Senior Subordinated Notes, and assets which would otherwise be available to pay obligations in respect of the Senior Subordinated Notes will be available only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Senior Subordinated Notes.

     Each Senior Subordinated Guarantee will be an unsecured senior subordinated obligation of the respective Guarantor issuing such Senior Subordinated Guarantee, ranking pari passu with all other existing and future senior subordinated indebtedness of such Guarantor, if any. The Indebtedness evidenced by each such Senior Subordinated Guarantee will be subordinated on the same basis to Guarantor Senior Indebtedness as the Senior Subordinated Notes are subordinated to Senior Indebtedness.

     "Senior Indebtedness" means (i) all obligations of the Company, now or hereafter existing, under or in respect of the Credit Agreement, whether for principal, premium, if any, interest (including interest accruing after the filing of, or which would have accrued but for the filing of, a petition by or against the Company under Bankruptcy Law, whether or not such interest is allowed as a claim after such filing in any proceeding under such law), fees, expenses, indemnities, gross-ups or other payments thereunder, (ii) the principal of, premium, if any, and interest on the Senior Notes and (iii) the principal of, premium, if any, and interest on all other Indebtedness of the Company (other than the Senior Subordinated Notes and the Convertible Notes), whether outstanding on the date of the Senior Subordinated Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Senior Subordinated Notes. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (i) Indebtedness evidenced by the Senior Subordinated Notes or the Convertible Notes, (ii) Indebtedness of the Company that is expressly subordinated in right of payment to any Indebtedness of the Company, (iii) Indebtedness of the Company to the extent incurred in violation of any covenant prohibiting the incurrence of Indebtedness under the Senior Subordinated Indenture, (iv) any liability for federal, state or local taxes or other taxes, owed or owing by the Company, (v) trade account payables owed or owing by the Company, (vi) amounts owed by the Company for compensation to employees or for services rendered to the Company,
(vii) Indebtedness of the Company to any Subsidiary or any other Affiliate of the Company, (viii) Redeemable Capital Stock of the Company and (ix) Indebtedness which when incurred and without respect to any election under
Section 1111(b) of Title 11 of the United States Code is without recourse to the Company or any Subsidiary.

     "Designated Senior Indebtedness" means (i) all Senior Indebtedness under the Credit Agreement, (ii) Indebtedness under the Senior Notes and (iii) any Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding of at least $25 million and is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by the Company.

     "Guarantor Senior Indebtedness" of a Guarantor means Indebtedness of such Guarantor consisting of (i) a guarantee of any Senior Indebtedness under the Credit Agreement or any other Senior Indebtedness (including the Senior Guarantee of the Senior Notes) or (ii) the principal of, premium, if any, and interest on all other Indebtedness of such Guarantor (other than the Senior Subordinated Guarantee issued by such Guarantor), whether outstanding on the date of the Senior Subordinated Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such indebtedness shall not be senior in right of payment to such Senior Subordinated Guarantee. Notwithstanding the foregoing, "Guarantor Senior Indebtedness" of a Guarantor shall not include (i) Indebtedness evidenced by the Senior Subordinated Guarantee of such Guarantor,
(ii) Indebtedness of such Guarantor that is expressly subordinated in right of payment to any Indebtedness of such Guarantor, (iii) Indebtedness of such Guarantor that by operation of law is subordinate to any general unsecured obligations of such Guarantor, (iv) Indebtedness of such Guarantor to the extent incurred in violation of any covenant of the Senior Subordinated Indenture, (v) any liability for federal, state or local taxes or other taxes, owed or owing by such Guarantor, (vi) trade account payables owed or owing by such Guarantor,
(vii) amounts owed by such Guarantor for compensation to employees or for services rendered to such Guarantor, (viii) Indebtedness of such Guarantor to any Affiliate of the Company, (ix) Redeemable Capital Stock of such Guarantor and (x) Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code is without recourse to such Guarantor or any Subsidiary.

Sinking Fund

     The Exchange Notes will not be entitled to the benefit of any sinking fund.

Guarantees

     Payment of the principal of, premium, if any, and interest on the Senior Exchange Notes, when and as the same become due and payable (whether at Stated Maturity or purchase upon a Change of Control and whether by declaration of acceleration or otherwise), will be guaranteed, jointly and severally, on an unsecured senior basis by the Guarantors.

     Payment of the principal of, premium, if any, and interest on the Senior Subordinated Exchange Notes, when and as the same become due and payable (whether at Stated Maturity or purchase upon a Change of Control and whether by declaration of acceleration, call for redemption or otherwise), will be guaranteed, jointly and severally, on an unsecured senior subordinated basis by the Guarantors.

     The Guarantors are, as of the date hereof, Nine West Development Corporation, Nine West Distribution Corporation, Nine West Footwear Corporation and Nine West Manufacturing Corporation. The Indentures provide that the obligations of each Guarantor under its Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable laws.

     Each Indenture provides further that the Guarantee issued by any Guarantor shall be automatically and unconditionally released and discharged (i) upon any sale, exchange or transfer to any Person not an Affiliate of the Company or a Restricted Subsidiary of all of the Company's Capital Stock in, or all or substantially all the assets of, such Guarantor (which sale, exchange or transfer is not prohibited by the respective Indenture) or (ii) at the request of the Company, if such Guarantor is not a Leveraged Subsidiary, in the event that (A) no other Indebtedness of the Company remains guaranteed by such Guarantor or (B) the holders of all such other Indebtedness that is guaranteed by such Guarantor also release their guarantee by such Guarantor (including any deemed release upon payment in full of all obligations under such Indebtedness except by or as a result of payment under such guarantee); provided, however, that a release of a Guarantor that is a Leveraged Subsidiary may only be obtained under the circumstances described in this clause (ii) if, after giving effect to the release, either (x) such Guarantor would have been permitted to incur all of its then outstanding Indebtedness under the "Limitation on Indebtedness" covenant or (y) in the case of the Senior Indenture, the "Limitation on Indebtedness" covenant no longer applies pursuant to the terms of such Indenture.

Certain Covenants

     The Senior Indenture provides that the covenants set forth herein will be applicable to the Company; provided, however, that if no Default or Event of Default has occurred and is continuing, after the ratings assigned to the Senior Notes by S&P and Moody's are equal to or higher than BBB- and Baa3, or the equivalents thereof, respectively (the "Investment Grade Ratings"), and notwithstanding that the Senior Notes may later cease to have an Investment Grade Rating, the Company and the Restricted Subsidiaries will not be subject to the provisions of the Senior Indenture described under "Limitation on Indebtedness," "Limitation on Restricted Payments," "Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries," "Limitation on Transactions with Affiliates," "Limitation on Sale of Assets," "Limitation on Guarantees of Indebtedness by Restricted Subsidiaries," "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries," and clause (iii) of the first paragraph of "Consolidation, Merger and Sale of Assets."

     The Indentures contain, among others, the following covenants:

     Limitation on Indebtedness. The Company will not, and will not permit any Restricted Subsidiary to, create, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur (collectively, "incur"), any Indebtedness (including any Acquired Indebtedness), other than Permitted Indebtedness; provided, however, that (i) the Company and any Guarantor may incur Indebtedness (including Acquired Indebtedness) and (ii) any Restricted Subsidiary may incur Acquired Indebtedness (provided that such Acquired Indebtedness was not incurred by the acquired Person or the Person from whom the applicable assets were acquired, in connection with or in contemplation of such acquisition by such Restricted Subsidiary) if, in either case, at the time of such incurrence the Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding the incurrence of such Indebtedness, taken as one period (and after giving pro forma effect to (i) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, on the first day of such four-quarter period, (ii) the incurrence, repayment or retirement of any other Indebtedness by the Company or its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired on the first day of such four-quarter period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four-quarter period) and (iii) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed of by the Company or its Restricted Subsidiaries, as the case may be, since the first day of such four-quarter period, as if such acquisition or disposition occurred on the first day of such four-quarter period), would have been at least equal to 2.0 to 1.0.

     Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly,

         (i) declare or pay any dividend, or make any distribution, on any shares of the Capital Stock of the Company or any Restricted Subsidiary (other than dividends or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire such shares of Qualified Capital Stock or dividends and distributions made by a Restricted Subsidiary on a pro rata basis to all shareholders of such Restricted Subsidiary);

         (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of Capital Stock of the Company or any options, warrants or other rights to acquire such shares of Capital Stock (other than such options, warrants or rights owned by the Company or a wholly owned Restricted Subsidiary);

         (iii) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Indebtedness of the Company that is expressly subordinated in right of payment to the Senior Notes or the Senior Subordinated Notes, as the case may be, or Indebtedness of any Guarantor that is expressly subordinated in right of payment to Indebtedness under such Guarantor's Senior Guarantee or Senior Subordinated Guarantee, as the case may be (in each case, other than any such Indebtedness held by the Company or any Restricted Subsidiary); or

         (iv) make any Investment (other than any Permitted Investment) in any Person;

(such payments or other actions described in (but not excluded from) clauses (i) through (iv) are collectively referred to as "Restricted Payments"), unless at the time of, and immediately after giving effect to, the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a board resolution), (1) no Default or Event of Default shall have occurred and be continuing, (2) the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant and (3) the aggregate amount of all Restricted Payments declared or made after the date of the Indentures shall not exceed the sum of:

         (A) 50% of the Consolidated Adjusted Net Income of the Company accrued on a cumulative basis during the period beginning on the first day of the Company's first fiscal quarter after the date of the Indentures and ending on the last day of the Company's fiscal quarter ending immediately prior to the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Adjusted Net Income shall be a loss, minus 100% of such amount), plus

         (B) the aggregate net cash proceeds received by the Company after the date of the Indentures from the issuance or sale (other than to any of its Restricted Subsidiaries) of shares of Qualified Capital Stock of the Company or warrants, options or rights to purchase shares of Qualified Capital Stock of the Company, plus

         (C) the aggregate net cash proceeds received after the date of the Indentures by the Company from the issuance or sale (other than to any of its Restricted Subsidiaries) of debt securities or Redeemable Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Company, to the extent such debt securities or Redeemable Capital Stock were originally sold for cash, together with the aggregate net cash proceeds received by the Company at the time of such conversion or exchange, plus

         (D) to the extent that any Investment constituting a Restricted Payment that was made after the date of the Indentures is sold or is otherwise liquidated or repaid, an amount (to the extent not included in Consolidated Adjusted Net Income) equal to the lesser of (x) the cash proceeds with respect to such Investment (less the cost of the disposition of such Investment and net of taxes) and (y) the initial amount of such Investment, plus

         (E) $25.0 million.
     (b) Notwithstanding paragraph (a) above, the Company and any Restricted Subsidiary may take the following actions so long as (with respect to clauses
(ii) through (viii) below) no Default or Event of Default shall have occurred and be continuing:

         (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration the payment of such dividend would have complied with the provisions of paragraph (a) above and such payment will be deemed to have been paid on such date of declaration for purposes of the calculation required by paragraph (a) of this covenant;

         (ii) the repurchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Company in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of, shares of Qualified Capital Stock of the Company;

         (iii) the repurchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness that is expressly subordinated in right of payment to the Senior Notes or the Senior Subordinated Notes, as the case may be, in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of, shares of Qualified Capital Stock of the Company;

         (iv) the purchase of any Indebtedness that is expressly subordinated in right of payment to the Senior Notes or the Senior Subordinated Notes, as the case may be, at a purchase price not greater than 101% of the principal amount thereof in the event of (A) a Change of Control in accordance with provisions similar to the "Purchase of Notes upon a Change of Control" covenant or (B) an Excess Proceeds Offer in accordance with provisions similar to the "Limitation on Sale of Sale Assets" covenant; provided that prior to such purchase the Company has made the Change of Control Offer or Excess Proceeds Offer, as the case may be, as provided in such covenant with respect to the Senior Notes or the Senior Subordinated Notes, as the case may be, and has purchased all Senior Notes or Senior Subordinated Notes, as the case may be, validly tendered for payment in connection with such Change of Control Offer or Excess Proceeds Offer, as the case may be;

         (v) the purchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness (other than Redeemable Capital Stock) that is expressly subordinated in right of payment to the Senior Notes or the Senior Subordinated Notes, as the case may be, in exchange for, or out of the net cash proceeds of a substantially concurrent incurrence (other than to a Restricted Subsidiary) of, new Indebtedness of the Company that is expressly subordinated in right of payment to the Senior Notes or the Senior Subordinated Notes, as the case may be, so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Indebtedness being so purchased, redeemed, defeased, acquired or retired, plus the lesser of (i) the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness being refinanced or (ii) the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, (B) such new Indebtedness is subordinated to the Senior Notes or the Senior Subordinated Notes, as the case may be, to the same extent as such Indebtedness so purchased, redeemed, defeased, acquired or retired and (C) such new Indebtedness has an Average Life longer than the Average Life of the Senior Notes or the Senior Subordinated Notes, as the case may be, and a final Stated Maturity of principal later than the final Stated Maturity of principal of the Senior Notes or the Senior Subordinated Notes, as the case may be;

         (vi) the repurchase, redemption or other acquisition or retirement for value of shares of Capital Stock of the Company issued pursuant to stock option plans of the Company; provided that (1) the Company is required, by the terms of such plans, to effect such purchase, redemption or other acquisition or retirement for value of such shares and (2) the aggregate consideration paid by the Company for such shares so purchased, redeemed or otherwise acquired or retired for value does not exceed $5.0 million during any fiscal year of the Company;

         (vii) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with an Asset Sale or Asset Acquisition that complies with the provisions of the applicable Indenture; and
         (viii) repurchases of Capital Stock (or warrants or options convertible into or exchangeable for such Capital Stock) deemed to occur upon exercise of stock options to the extent that shares of such Capital Stock (or warrants or options convertible into or exchangeable for such Capital Stock) represent a portion of the exercise price of such options.

     The actions described in clauses (i), (ii), (iii), (iv), (vi), (vii) and
(viii) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) but shall reduce the amount that would otherwise be available for Restricted Payments under clause
(3) of paragraph (a) above and the actions described in clause (v) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a) above.

     (c) In computing Consolidated Adjusted Net Income of the Company under paragraph (a) above, (1) the Company shall use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period and (2) the Company shall be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of the Company that are available on the date of determination. If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment would in the good faith determination of the Company be permitted under the requirements of the respective Indenture, such Restricted Payment shall be deemed to have been made in compliance with such Indenture notwithstanding any subsequent adjustments made in good faith to the Company's financial statements affecting Consolidated Adjusted Net Income of the Company for any period.

     Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries. The Company will not sell, and will not permit any Restricted Subsidiary to issue, any Capital Stock of such Restricted Subsidiary (other than to the Company or a Restricted Subsidiary); provided, however, that this covenant shall not prohibit (i) the sale or other disposition of all, but not less than all, of the issued and outstanding Capital Stock of any Restricted Subsidiary owned by the Company or any Restricted Subsidiary in compliance with the other provisions of the respective Indenture, (ii) issuances or sales of Common Stock of a Restricted Subsidiary if such issuance or sale complies with the "Limitation on Sale of Assets" covenant, provided that if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary, any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant, if made on the date of such issuance or sale, or (iii) the ownership by directors of director's qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law.

     Limitation on Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist, any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any Affiliate of the Company or any Restricted Subsidiary (other than the Company or a Restricted Subsidiary so long as no Affiliate of the Company (other than a Restricted Subsidiary) or beneficial holder of 5% or more of any class or series of Capital Stock of the Company shall beneficially own Capital Stock in such Restricted Subsidiary), unless (i) such transaction or series of transactions are on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained in an arm's-length transaction with third parties that are not Affiliates of the Company, (ii) with respect to any transaction or series of related transactions involving aggregate consideration equal to or greater than $5.0 million, the Company has delivered an officers' certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (i) above and (iii) with respect to any transaction or series of related transactions involving aggregate consideration equal to or greater than $10.0 million, such transaction or series of related transactions has been approved by the Board of Directors of the Company (including a majority of the Disinterested Directors) or the Company has obtained a written opinion from a nationally recognized investment banking firm to the effect that such transaction or series of related transactions is fair to the Company or its Restricted Subsidiary, as the case may be, from a financial point of view; provided, however, that this covenant will not restrict (1) customary directors' fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or any Restricted Subsidiary entered into in the ordinary course of business (including customary benefits thereunder) and payments under any indemnification arrangements permitted by applicable law, (2) the issue and sale by the Company to its stockholders of Capital Stock (other than Redeemable Capital Stock), (3) any dividends made in compliance with the "Limitation on Restricted Payments" covenant, (4) loans and advances to officers, directors, employees and consultants of the Company or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business, (5) the performance of any written agreement as in effect on the date of the Indentures and as amended from time to time, provided that any such amendment is not less favorable in any material respect to the Company or any Restricted Subsidiary than the terms in effect on the date of the Indentures, (6) tax sharing agreements between the Company and any Restricted Subsidiary providing for the payment by such Restricted Subsidiary of an amount equal to the hypothetical United States tax liability of such Restricted Subsidiary as if such Restricted Subsidiary had filed its own United States federal tax return for any given tax year and (7) transactions with or by any Accounts Receivable Subsidiary made in the ordinary course of business.

     Limitation on Liens. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist (i) with respect to the Senior Notes, any Lien of any kind (other than Senior Note Permitted Liens) and (ii) with respect to the Senior Subordinated Notes, any Lien of any kind (other than Senior Subordinated Note Permitted Liens) securing Indebtedness that is pari passu with or subordinated to the Senior Subordinated Notes, on or with respect to any of its property or assets, including any shares of stock or indebtedness of any Restricted Subsidiary, whether owned at the date of the applicable Indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Indebtedness that is expressly subordinated in right of payment to the Senior Notes or the Senior Subordinated Notes, as the case may be, the Senior Notes or the Senior Subordinated Notes, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (y) in the case of any Lien securing Indebtedness that is pari passu in right of payment to the Senior Notes or the Senior Subordinated Notes, as the case may be, the Senior Notes or the Senior Subordinated Notes, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to or pari passu with such Lien.

     (b) The Company will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist (i) with respect to the Senior Notes, any Lien of any kind (other than Senior Note Permitted Liens) and
(ii) with respect to the Senior Subordinated Notes, any Lien of any kind (other than Senior Subordinated Note Permitted Liens) securing Indebtedness that is pari passu with or subordinated to the Senior Subordinated Guarantee, on or with respect to any of its property or assets, including any shares of stock or indebtedness of any Restricted Subsidiary, whether owned at the date of the applicable Indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Indebtedness that is expressly subordinated in right of payment to the Senior Guarantee or the Senior Subordinated Guarantee, as the case may be, the Senior Guarantee or the Senior Subordinated Guarantee, as the case may be, is secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (y) in the case of any Lien securing Indebtedness that is pari passu in right of payment to the Senior Guarantee or the Senior Subordinated Guarantee, as the case may be, the Senior Guarantee or the Senior Subordinated Guarantee, as the case may be, is secured by a Lien on such property, assets or proceeds that is senior in priority to or pari passu with such Lien.

     Purchase of Notes upon a Change of Control. If a Change of Control shall occur at any time, then each holder of Notes will have the right to require that the Company purchase such holder's Notes, in whole or in part in integral multiples of $1,000, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount thereof, plus accrued interest, if any, to the date of purchase (the "Change of Control Purchase Date"), pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in the respective Indenture.

     Within 30 days following any Change of Control, the Company shall notify the Trustees thereof and give written notice of the Change of Control Offer to each holder of Notes by first-class mail, postage prepaid, at the address of such holder appearing in the Exchange Note register, stating, among other things, (i) the Change of Control Purchase Price and the Change of Control Purchase Date, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act or any applicable securities laws or regulations; (ii) that any Note not tendered will continue to accrue interest; (iii) that, unless the Company defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and (iv) certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer. The Credit Agreement prohibits the purchase of the Notes by the Company prior to full repayment of indebtedness under the Credit Agreement, and, upon a Change of Control, all amounts outstanding under the Credit Agreement become due and payable. There can be no assurance that in the event of a Change in Control the Company will be able to obtain the necessary consents from the lenders under the Credit Agreement to consummate a Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due would result in an Event of Default and would give the Trustees and the holders of the Notes the rights described under "--Events of Default."

     One of the events that constitutes a Change of Control under each Indenture is the disposition of "all or substantially all" of the Company's assets. This term has not been interpreted under New York law (which is the governing law of the Indentures) to represent a specific quantitative test. As a consequence, in the event holders of the Notes elect to require the Company to purchase the Exchange Notes and the Company elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase.

     The existence of a holder's right to require the Company to purchase such holder's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control. The definition of "Change of Control" in the Indentures is limited in scope. The provisions of the Indentures may not afford holders of Notes the right to require the Company to purchase such Notes in the event of a highly leveraged transaction or certain transactions with the Company's management or its affiliates, including a reorganization, restructuring, merger or similar transaction involving the Company (including, in certain circumstances, an acquisition of the Company by management or its affiliates) that may adversely affect holders of the Notes, if such transaction is not a transaction defined as a Change of Control. See "--Certain Definitions" for the definition of "Change of Control." A transaction involving the Company's management or its affiliates, or a transaction involving a recapitalization of the Company, would result in a Change of Control if it is the type of transaction specified by such definition.

     The Company will comply to the extent applicable with the requirements of the tender offer rules, including Rule l4e-1 under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change of Control Offer.

     The Company will not, and will not permit any Restricted Subsidiary to, create or permit to exist or become effective any restriction (other than restrictions existing or under Indebtedness as in effect on the date of the Indentures or under any agreement that extends, renews, refinances or replaces any agreement governing such restrictions or Indebtedness, provided that the restrictions contained in such new agreement are no more restrictive than those under or pursuant to the agreement so extended, renewed, refinanced or replaced) that would materially impair the ability of the Company to make a Change of Control Offer to purchase the Notes or, if such Change of Control Offer is made, to pay for the Notes tendered for purchase.

     Limitation on Sale of Assets. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly, or indirectly, consummate an Asset Sale unless (i) the consideration received by the Company or such Restricted Subsidiary for such Asset Sale is not less than the fair market value of the assets sold (as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) the consideration received by the Company or the relevant Restricted Subsidiary in respect of such Asset Sale consists of at least 75% cash or Cash Equivalents; provided that any Designated Noncash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this proviso that is at that time outstanding, not in excess of $20.0 million (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be cash for the purposes of this covenant.

     (b) If the Company or any Restricted Subsidiary consummates an Asset Sale, the Company may use the Net Cash Proceeds thereof, within 12 months after such Asset Sale, to (i) permanently repay or prepay any then outstanding Senior Indebtedness of the Company or any Guarantor or Indebtedness of any non-Guarantor Restricted Subsidiary or (ii) invest (or enter into a legally binding agreement to invest) in properties and assets to replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in businesses of the Company or its Restricted Subsidiaries, as the case may be, existing on the date of the Indentures or reasonably related thereto. If any such legally binding agreement to invest such Net Cash Proceeds is terminated, then the Company may, within 90 days of such termination or within 12 months of such Asset Sale, whichever is later, invest such Net Cash Proceeds as provided in clause (i) or (ii) (without regard to the parenthetical contained in such clause (ii)) above. The amount of such Net Cash Proceeds not so used as set forth above in this paragraph (b) constitutes "Excess Proceeds."

     (c) When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company shall, within 15 business days, make an offer to purchase (an "Excess Proceeds Offer") from all holders of Notes, on a pro rata basis, in accordance with the procedures set forth in the Indentures, the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased with the Excess Proceeds; provided, however, that no Excess Proceeds Offer shall be required to be commenced with respect to the Senior Subordinated Notes until the business day following the Offer Date (as defined below) with respect to the Senior Notes and need not be commenced if the Excess Proceeds remaining after application to the Senior Notes purchased in the Excess Proceeds Offer applicable thereto are less than $10.0 million; and provided further, however, that no Senior Subordinated Notes may be purchased under this "Limitation on Sale of Assets" covenant unless the Company shall have purchased all Senior Notes tendered pursuant to the Excess Proceeds Offer applicable thereto. The offer price as to each Note shall be payable in cash in an amount equal to 100% of the principal amount of such Note plus accrued interest, if any (the "Offered Price"), to the date such Excess Proceeds Offer is consummated (the "Offer Date"). To the extent that the aggregate principal amount of Notes tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds, the Company may use such deficiency for general corporate purposes. If the aggregate principal amount of Notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, Notes to be purchased will be selected on a pro rata basis. Upon completion of such Exceeds Proceeds Offer, the amount of Excess Proceeds shall be reset to zero.

     The Credit Agreement prohibits the purchase of the Notes by the Company prior to full repayment of indebtedness under the Credit Agreement, and, in the event the Company is required to make an Excess Proceeds Offer, there can be no assurance that the Company will be able to obtain the necessary consents from the lenders under the Credit Agreement to make and consummate an Excess Proceeds Offer. The failure of the Company to make or consummate the Excess Proceeds Offer or pay the Offered Price when due would result in an Event of Default and would give the Trustee and the holders of the Notes the rights described under "--Events of Default."

     (d) Whenever the Excess Proceeds received by the Company exceed $20.0 million, such Excess Proceeds shall be set aside by the Company in a separate account pending (i) deposit with the Trustees or a paying agent of the amount required to purchase the Notes tendered in an Excess Proceeds Offer, (ii) delivery by the Company of the Offered Price to the holders of the Notes tendered in an Excess Proceeds Offer and (iii) application, as set forth above, of Excess Proceeds for general corporate purposes. Such Excess Proceeds may be invested in Cash Equivalents, provided that the maturity date of any investment shall not be later than the Offer Date. The Company shall be entitled to any interest or dividends accrued, earned or paid on such Cash Equivalents.

     (e) If the Company becomes obligated to make an Excess Proceeds Offer pursuant to clause (c) above, the Notes shall be purchased by the Company, at the option of the holders thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice is given to holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act, subject to proration in the event the amount of Excess Proceeds is less than the aggregate Offered Price of all Notes tendered.

     (f) The Company will comply to the extent applicable with the requirements of the tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations in connection with an Excess Proceeds Offer.

     Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. (a) The Company will not permit any Restricted Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of the Company unless (i) (A) if such Restricted Subsidiary is not a Guarantor, such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture, in form satisfactory to the applicable Trustee, providing for a guarantee of the Notes by such Restricted Subsidiary and delivers to such Trustee an opinion of counsel reasonably satisfactory to such Trustee to the effect that such supplemental indenture has been duly executed and delivered by such Restricted Subsidiary and is in compliance with the terms of the respective Indenture and (B) with respect to any guarantee by a Restricted Subsidiary of Indebtedness that is expressly subordinated in right of payment to the Senior Notes or Senior Subordinated Notes, as the case may be, any such guarantee shall be subordinated to such Restricted Subsidiary's Senior Guarantee or Senior Subordinated Guarantee, as the case may be, at least to the same extent as such guaranteed Indebtedness is subordinated to the Senior Notes or the Senior Subordinated Notes, as the case may be and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantees.

     (b) Notwithstanding the foregoing, any guarantee of the Notes created pursuant to the provisions described in the foregoing paragraph (a) will provide by its terms that it will be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer to any Person not an Affiliate of the Company or a Restricted Subsidiary of all of the Company's Capital Stock in, or all or substantially all the assets of, the applicable Guarantor (which sale, exchange or transfer is not prohibited by the respective Indenture) or (ii) at the request of the Company, if such Guarantor is not a Leveraged Subsidiary, in the event that (A) no other Indebtedness of the Company remains guaranteed by such Guarantor or (B) the holders of all such other Indebtedness which is guaranteed by such Guarantor also release their guarantee by such Guarantor (including any deemed release upon payment in full of all obligations under such Indebtedness except by or as a result of payment under such guarantee); provided, however, that a release of a Guarantor that is a Leveraged Subsidiary may only be obtained under the circumstances described in this clause (ii) if, after giving effect to the release, either (x) such Guarantor would have been permitted to incur all of its then outstanding Indebtedness under the "Limitation on Indebtedness" covenant or (y) in the case of the Senior Indenture, the "Limitation on Indebtedness" covenant no longer applies pursuant to the terms of such Indenture.

     Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, (b) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (c) make loans or advances to the Company or any other Restricted Subsidiary, (d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary (other than customary restrictions on transfers of property subject to a Lien permitted under the respective Indenture that would not materially adversely affect the Company's ability to satisfy its obligations under the respective Notes and Indenture) or (e) guarantee any Indebtedness of the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any agreement in effect on the date of the Indentures, (ii) applicable law, (iii) customary provisions restricting subletting or assignment of any lease or assignment of any other contract to which the Company or any Restricted Subsidiary is a party or to which any of their respective properties or assets are subject, (iv) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (v) any encumbrance or restriction contained in contracts for sales of assets permitted by the "Limitation on Sale of Assets" covenant with respect to the assets to be sold pursuant to such contract and (vi) any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (i) and (iv); provided that the terms and conditions of any such encumbrances or restrictions are no less favorable to the holders of the Notes than those under or pursuant to the agreement so extended, renewed, refinanced or replaced.

     Limitation on Unrestricted Subsidiaries. The Company will not make, and will not permit any of its Restricted Subsidiaries to make, any Investments in Unrestricted Subsidiaries if, at the time thereof, the aggregate amount of such Investments would exceed the amount of Restricted Payments then permitted to be made pursuant to the "Limitation on Restricted Payments" covenant. Any Investments in Unrestricted Subsidiaries permitted to be made pursuant to this covenant (i) will be treated as the making of a Restricted Payment in calculating the amount of Restricted Payments made by the Company or a Restricted Subsidiary and (ii) may be made in cash or property.

     Limitation on Other Senior Subordinated Indebtedness. Neither the Company nor any Restricted Subsidiary will incur, create, assume, guarantee or in any other manner become directly or indirectly liable with respect to or responsible for, or permit to remain outstanding, any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness unless such Indebtedness is also pari passu with, or subordinate in right of payment to, the Senior Subordinated Notes pursuant to subordination provisions substantially similar to those contained in the Senior Subordinated Indenture.

     Reports. The Company will file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15 of the Exchange Act. The Company will also be required (a) to file with the Trustees, and provide to each holder of Exchange Notes (at their respective addresses set forth in the registers of the Notes), without cost to such holder, copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required, and
(b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents to any prospective holder of Exchange Notes promptly upon written request.

Consolidation, Merger and Sale of Assets

     The Company will not, in a single transaction or a series of transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or Persons and the Company will not permit any Restricted Subsidiary to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any Person or Persons, unless (i) either (a) the Company will be the continuing corporation or
(b) the Person (if other than the Company) formed by such consolidation or into which the Company or such Restricted Subsidiary is merged or the Person that acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all the properties and assets of the Company or such Restricted Subsidiary (the "Surviving Entity") (1) will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and (2) will expressly assume, by a supplemental indenture in form satisfactory to the Trustee, the Company's obligation for the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of every covenant of the Indentures on the part of the Company to be performed or observed; (ii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any obligation of the Company or any Restricted Subsidiary incurred in connection with or as a result of such transaction or series of transactions as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing; (iii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (on the assumption that the transaction or series of transactions occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction or series of transactions with the appropriate adjustments with respect to the transaction or series of transactions being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indentures) could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of the "Limitation on Indebtedness" covenant; (iv) each Guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee will apply to such Person's obligations under the Indentures and the Notes; and (v) if any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of the "Limitation on Liens" covenant are complied with.

     In connection with any such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, the Company or the Surviving Entity shall have delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the requirements of the Indentures and that all conditions precedent therein provided for relating to such transaction have been complied with.

     Each Guarantor, if any (other than any Restricted Subsidiary whose Guarantee is being released pursuant to the provisions under the "Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" covenant as a result of such transaction) will not, and the Company will not permit a Guarantor to, in a single transaction or through a series of transactions, consolidate with or merge with or into any other Person (other than the Company or any Guarantor) or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or Persons (other than the Company or any Guarantor) or permit any of its Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of such Guarantor and its Restricted Subsidiaries on a consolidated basis to any Person or Persons (other than the Company or any Guarantor), unless at the time and after giving effect thereto (i) either (a) such Guarantor will be the continuing corporation or (b) the Person (if other than such Guarantor) formed by such consolidation or into which such Guarantor or its Restricted Subsidiary is merged or the Person that acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of such Guarantor and its Restricted Subsidiaries on a consolidated basis (the "Surviving Guarantor Entity") will be a corporation duly organized and validly existing under the laws of (A) the United States of America, any state thereof or the District of Columbia or (B) the laws of the jurisdiction in which such Guarantor was organized and will expressly assume by a supplemental indenture in form satisfactory to the Trustee, all of the obligations of such Guarantor under its Guarantee of the Notes and the Indentures; (ii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any obligation of the Guarantor, the Company or any Restricted Subsidiary incurred in connection with or as a result of such transaction or series of transactions as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing; and (iii) such Guarantor or the Surviving Guarantor Entity will have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or disposition and such supplemental indenture comply with the requirements of the respective Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

     Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company or any Guarantor in accordance with the immediately preceding paragraphs in which the Company or the Guarantor, as the case may be, is not the continuing obligor under the respective Indenture or the Guarantee, as the case may be, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the respective Indenture or the Guarantor under a Guarantee, as the case may be, with the same effect as if such successor had been named as the Company or the Guarantor, as the case may be, therein. When a successor assumes all the obligations of its predecessor under the respective Indenture, the Notes or a Guarantee, as the case may be, the predecessor shall be released from those obligations; provided that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal of, premium, if any, and interest on the Notes or a Guarantee, as the case may be.

Events of Default
     The following are "Events of Default" under the Indentures:

         (i) default in the payment of any interest on any Senior Note or Senior Subordinated Note, as the case may be, when it becomes due and payable and continuance of such default for a period of 30 days;

         (ii) default in the payment of the principal of (or premium, if any, on) any Senior Note or Senior Subordinated Note, as the case may be, at its Maturity (upon acceleration, optional redemption, required purchase or otherwise);

         (iii) default in the performance, or breach, of the provisions described in "Consolidation, Merger and Sale of Assets," the failure to make or consummate a Change of Control Offer in accordance with the provisions of the "Purchase of Notes upon a Change of Control" covenant or the failure to make or consummate an Excess Proceeds Offer in accordance with the provisions of the "Limitation on Sale of Assets" covenant;

         (iv) default in the performance, or breach, of any covenant or warranty of the Company or any Guarantor contained in the Senior Indenture or the Senior Subordinated Indenture, as the case may be (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with elsewhere in "Events of Default"), and continuance of such default or breach for a period of 45 days after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Senior Notes or Senior Subordinated Notes, as the case may be, then outstanding;

         (v) (A) one or more defaults in the payment of principal of (or premium, if any, on) Indebtedness of the Company or any Restricted Subsidiary aggregating $25.0 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (B) Indebtedness of the Company or any Restricted Subsidiary aggregating $25.0 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment) prior to the stated maturity thereof;

         (vi) one or more final judgments or orders shall be rendered against the Company or any Restricted Subsidiary for the payment of money, either individually or in an aggregate amount, in excess of $25.0 million and shall not be discharged and either (A) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (B) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect;

         (vii) any Senior Guarantee or Senior Subordinated Guarantee, as the case may be, ceases to be in full force and effect or is declared null and void or any Guarantor denies that it has any further liability under any Senior Guarantee or Senior Subordinated Guarantee, as the case may be, or gives notice to such effect (other than by reason of the termination of the Senior Indenture or the Senior Subordinated Indenture, as the case may be, or the release of any such Senior Guarantee or Senior Subordinated Guarantee, as the case may be, in accordance with the respective Indenture); or

         (viii) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary of the Company.

     If an Event of Default (other than as specified in clause (viii) above) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Senior Notes or Senior Subordinated Notes, as the case may be, then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the holders), may, and the Trustee upon the written request of such holders shall, declare the principal of, premium, if any, and accrued interest on all of the outstanding Senior Notes or Senior Subordinated Notes, as the case may be, immediately due and payable, and upon any such declaration all such amounts payable in respect of the Senior Notes or Senior Subordinated Notes, as the case may be, shall become immediately due and payable. If an Event of Default specified in clause (viii) above occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the outstanding Senior Notes or Senior Subordinated Notes, as the case may be, shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Senior Notes or Senior Subordinated Notes, as the case may be.

     At any time after a declaration of acceleration under an Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Senior Notes or Senior Subordinated Notes, as the case may be, by written notice to the Company and the Trustee, may rescind such declaration and its consequences if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all overdue interest on all Senior Notes or Senior Subordinated Notes, as the case may be, (ii) all unpaid principal of and premium, if any, on any outstanding Senior Notes or Senior Subordinated Notes, as the case may be, that has become due otherwise than by such declaration of acceleration together with interest thereon at the rate borne by the Senior Notes or Senior Subordinated Notes, as the case may be, (iii) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Senior Notes or Senior Subordinated Notes, as the case may be, and (iv) all sums paid or advanced by the Trustee under the Senior Indenture or the Senior Subordinated Indenture, as the case may be, and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and (b) all Events of Default, other than the non-payment of amounts of principal of, premium, if any, or interest on the Senior Notes or Senior Subordinated Notes, as the case may be, that has become due solely by such declaration of acceleration, have been cured or waived. No such rescission shall affect any subsequent default or impair any right consequent thereon.

     The holders of not less than a majority in aggregate principal amount of the outstanding Senior Notes or Senior Subordinated Notes, as the case may be, may, on behalf of the holders of all the Senior Notes or Senior Subordinated Notes, as the case may be, waive any past defaults under the respective Indenture, except a default in the payment of the principal of, premium, if any, or interest on any Senior Note or Senior Subordinated Note, as the case may be, or in respect of a covenant or provision which under the respective Indenture cannot be modified or amended without the consent of the holder of each Senior Note or Senior Subordinated Note, as the case may be, outstanding.

     If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee will mail to each holder of the Senior Notes or Senior Subordinated Notes, as the case may be, notice of the Default or Event of Default within five days after the earlier of receipt from the Company of notice of the occurrence thereof or the date when such Default or Event of Default becomes known to the Trustee. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any Senior Notes or Senior Subordinated Notes, as the case may be, the Trustee may withhold the notice to the holders of such Senior Notes or Senior Subordinated Notes, as the case may be, if a committee of its trust officers in good faith determines that withholding the notice is in the interests of the holders of the Senior Notes or Senior Subordinated Notes, as the case may be.

     The Company is required to furnish to the Trustees annual and quarterly statements as to the performance by the Company and the Guarantors of their respective obligations under the applicable Indenture and as to any default in such performance. The Company is also required to notify the Trustees within five days of the occurrence of any Default or Event of Default.

Defeasance or Covenant Defeasance of the Indentures

     The Company may, at its option and at any time, terminate the obligations of the Company and any Guarantors with respect to the outstanding Senior Notes or Senior Subordinated Notes, as the case may be ("defeasance"). Such defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Senior Notes or Senior Subordinated Notes, as the case may be, except for (i) the rights of holders of outstanding Senior Notes or Senior Subordinated Notes, as the case may be, to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations to issue temporary Senior Notes or Senior Subordinated Notes, as the case may be, register the transfer or exchange of any Senior Notes or Senior Subordinated Notes, as the case may be, replace mutilated, destroyed, lost or stolen Senior Notes or Senior Subordinated Notes, as the case may be, maintain an office or agency for payments in respect of the Senior Notes or Senior Subordinated Notes, as the case may be, and segregate and hold such payments in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the defeasance provisions of the applicable Indenture. In addition, the Company may, at its option and at any time, terminate the obligations of the Company and any Guarantor with respect to certain covenants set forth in the Senior Indenture or Senior Subordinated Indenture, as the case may be, and any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the Senior Notes or Senior Subordinated Notes, as the case may be ("covenant defeasance").

     In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit or cause to be deposited with the Trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Senior Notes or Senior Subordinated Notes, as the case may be, money in an amount, or U.S. Government Obligations which through the scheduled payment of principal and interest thereon will provide money in an amount, or a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of, premium, if any, and interest on the outstanding Senior Notes or Senior Subordinated Notes, as the case may be, on the respective Stated Maturity (or upon redemption, if applicable) of such principal, premium, if any, or installment of interest; (ii) no Default or Event of Default will have occurred and be continuing on the date of such deposit or, insofar as an event of bankruptcy under clause (viii) of "Events of Default" above is concerned, at any time during the period ending on the 123rd day after the date of such deposit;
(iii) such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Senior Indenture or the Senior Subordinated Indenture, as the case may be, or any material agreement or instrument to which the Company or any Guarantor is a party or by which it is bound; (iv) in the case of defeasance, the Company shall have delivered to the Trustee an opinion of counsel stating that the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or since June 30, 1997, there has been a change in applicable federal income tax law or the interpretation of federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the outstanding Senior Notes or Senior Subordinated Notes, as the case may be, will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (v) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the Senior Notes or Senior Subordinated Notes, as the case may be, outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (vi) in the case of defeasance or covenant defeasance, the Company shall have delivered to the Trustee an opinion of counsel to the effect that (A) in the case of the Senior Subordinated Notes, the trust funds will not be subject to any rights of holders of Senior Indebtedness under the subordination provisions of the Senior Subordinated Indenture and (B) after the 123rd day following the deposit or after the date such opinion is delivered, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

     Upon the request of the Company, the Senior Indenture or the Senior Subordinated Indenture, as the case may be, will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the respective Notes, as expressly provided for in the respective Indenture) and the Trustee, at the expense of the Company, will execute proper instruments acknowledging satisfaction and discharge of such Indenture when (a) either (i) all the respective Notes theretofore authenticated and delivered (other than destroyed, lost or stolen Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust with the Trustee or any paying agent or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust as provided for in the Indenture) have been delivered to the Trustee for cancellation or (ii) all the respective Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at Stated Maturity within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee, in trust for such purpose, an amount sufficient to pay and discharge the entire Indebtedness on such Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on such Notes to the date of such deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or redemption date, as the case may be; (b) the Company has paid or caused to be paid all sums payable under the respective Indenture by the Company; and (c) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided in the respective Indenture relating to the satisfaction and discharge of such Indenture have been complied with.

Amendments and Waivers

     With certain exceptions, modifications and amendments of the Senior Indenture or Senior Subordinated Indenture, as the case may be, may be made by the Company, any Guarantor and the Trustee with the consent of the holders of a majority in aggregate outstanding principal amount of the Senior Notes or Senior Subordinated Notes, as the case may be; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Senior Note or Senior Subordinated Note, as the case may be, or reduce the principal amount thereof (or premium, if any) or the rate of interest thereon or change the coin or currency in which the principal of any such Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date); (ii) amend, change or modify the obligation of the Company to make and consummate an Excess Proceeds Offer with respect to any Asset Sale in accordance with the "Limitation on Sale of Assets" covenant or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the "Purchase of Notes Upon a Change of Control" covenant, including, in each case, amending, changing or modifying any definition relating thereto; (iii) reduce the percentage in principal amount of outstanding Senior Notes or Senior Subordinated Notes, as the case may be, the consent of whose holders is required for any such supplemental indenture or the consent of whose holders is required for any waiver of compliance with certain provisions of, or certain defaults and their consequences provided for under, the respective Indenture; (iv) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Senior Notes or Senior Subordinated Notes, as the case may be, required for such actions or to provide that certain other provisions of the respective Indenture cannot be modified or waived without the consent of the holder of each Note affected thereby; (v) except as otherwise permitted under "--Consolidation, Merger and Sale of Assets," consent to the assignment or transfer by the Company or any Guarantor of any of their rights or obligations under the respective Indenture; or (vi) amend or modify any of the provisions of the Senior Indenture or Senior Subordinated Indenture, as the case may be, relating to any Guarantee of the Senior Notes or Senior Subordinated Notes, as the case may be, in any manner adverse to the holders of such Notes.

     Notwithstanding the foregoing, without the consent of any holder of the Senior Notes or Senior Subordinated Notes, as the case may be, the Company, any Guarantor and the Trustee may modify or amend the respective Indenture: (a) to evidence the succession of another Person to the Company, a Guarantor or any other obligor on the respective Notes, and the assumption by any such successor of the covenants of the Company or such obligor or Guarantor in the respective Indenture and in the respective Notes and in any Guarantee in accordance with "--Consolidation, Merger and Sale of Assets"; (b) to add to the covenants of the Company, any Guarantor or any other obligor upon the Notes for the benefit of the holders of such Notes or to surrender any right or power conferred upon the Company or any Guarantor or any other obligor upon such Notes, as applicable, in the respective Indenture, in such Notes or in any Guarantee; (c) to cure any ambiguity, or to correct or supplement any provision in the respective Indenture, the respective Notes or any Guarantee which may be defective or inconsistent with any other provision in such Indenture, Notes or any Guarantee or make any other provisions with respect to matters or questions arising under such Indenture, Notes or any Guarantee; provided that, in each case, such provisions shall not adversely affect the interest of the holders of such Notes;
(d) to comply with the requirements of the Commission in order to effect or maintain the qualification of the respective Indenture under the Trust Indenture Act; (e) to add a Guarantor of the Senior Notes or Senior Subordinated Notes, as the case may be, under the respective Indenture; (f) to evidence and provide the acceptance of the appointment of a successor Trustee under the respective Indenture; or (g) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders of the Senior Notes or Senior Subordinated Notes, as the case may be, as additional security for the payment and performance of the Company's and any Guarantor's obligations under the respective Indenture, in any property or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the respective Indenture or otherwise.

     The holders of a majority in aggregate principal amount of the outstanding Senior Notes or Senior Subordinated Notes, as the case may be, may waive compliance with certain restrictive covenants and provisions of the respective Indenture.

The Trustee

     Each Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the respective Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

     Each Indenture and the provisions of the Trust Indenture Act, incorporated by reference therein, contains limitations on the rights of the Trustee thereunder should it become a creditor of the Company or any Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign.

Governing Law

     The Indentures and the Guarantees are, and the Exchange Notes will be, governed by and construed in accordance with, the laws of the State of New York.

Certain Definitions

     "Accounts Receivable Subsidiary" means Nine West Funding Corporation and any other present or future Subsidiary (including any credit card bank) of the Company that is, directly or indirectly, wholly owned by the Company (other than directors' qualifying shares) and organized for the purpose of and engaged in
(i) purchasing, financing, and collecting accounts receivable obligations of customers of the Company or its Subsidiaries, (ii) issuing credit cards and financing accounts receivable obligations of customers of the Company and its Subsidiaries, (iii) the sale or financing of such accounts receivable or interests therein and (iv) other activities incident thereto.

     "Acquired Indebtedness" means Indebtedness of a Person (a) existing at the time such Person becomes a Subsidiary or (b) assumed in connection with the acquisition of assets from such Person; provided that, for purposes of the "Limitation on Indebtedness" covenant, such Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary.

     "Affiliate" means, with respect to any specified Person, (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (b) any other Person that owns, directly or indirectly, 10% or more of such specified Person's Voting Stock or (c) any executive officer or director of any such specified Person or other Person or (d) with respect to any natural Person, any Person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Agent Bank" means Citibank, N.A. as agent under the Credit Agreement and any future or successor or replacement agent under the Credit Agreement.

     "Asset Acquisition" means (i) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person will become a Restricted Subsidiary or will be merged or consolidated with or into the Company or any Restricted Subsidiary or (ii) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of the assets of such Person, or any division or line of business of such Person, or which is otherwise outside of the ordinary course of business.

     "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of (a) any Capital Stock of any Restricted Subsidiary; (b) all or substantially all of the properties and assets of any division or line of business of the Company or its Restricted Subsidiaries; or (c) any other properties or assets of the Company or any Restricted Subsidiary, other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include any transfer of properties or assets (i) that is governed by the provisions of the Indentures described under "--Consolidation, Merger and Sale of Assets," (ii) of the Company to any Restricted Subsidiary, or of any Restricted Subsidiary to the Company or any Restricted Subsidiary in accordance with the terms of the Indentures, (iii) to an Unrestricted Subsidiary, if permitted under the "Limitation on Restricted Payments" covenant or (iv) any disposition, or series of related dispositions, having a Fair Market Value of less than $1.0 million. For purposes of the "Limitation on Sale of Assets" covenant, the term "Asset Sale" shall not include any sale, conveyance, transfer, lease or other disposition of accounts receivable to an Accounts Receivable Subsidiary or to third parties that are not Affiliates of the Company or any Subsidiary of the Company in the ordinary course of business.

     "Attributable Debt" means, with respect to an operating lease included in any Sale and Leaseback Transaction at the time of determination, the present value (discounted at the interest rate implicit in the lease or, if not known, at the Company's incremental borrowing rate) of the obligations of the lessee of the property subject to such lease for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended, or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of penalty (in which case the rental payments shall include such penalty), after excluding from such rental payments all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges.

     "Average Life" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (a) the sum of the products of
(i) the number of years from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.

     "Bankruptcy Law" means Title 11 of the United States Code, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

     "Banks" means the banks and other financial institutions from time to time that are lenders under the Credit Agreement.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, partnership interests, participations, rights in or other equivalents (however designated) of such Person's capital stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock, whether now outstanding or issued after the date of the Indentures.

     "Capitalized Lease Obligation" means, with respect to any Person, any obligation of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indentures, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

     "Cash Equivalents" means (a) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (b) certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million; (c) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody's; and (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above.

     "Change of Control" means the occurrence of any of the following events:
(a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total outstanding Voting Stock of the Company; (b) the Company consolidates with, or merges with or into, another Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction (i) where the outstanding Voting Stock of the Company is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company) or is converted into or exchanged for (A) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation or (B) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation and cash, securities and other property (other than Capital Stock of the surviving or transferee corporation) in an amount that could be paid by the Company as a Restricted Payment as described under the "Limitation on Restricted Payments" covenant and
(ii) immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total outstanding Voting Stock of the surviving or transferee corporation; (c) during any consecutive two year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of 66 % of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (d) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "--Consolidation, Merger and Sale of Assets."

     "Consolidated Adjusted Net Income" means, for any period, the consolidated net income (or loss) of the Company and all Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding, without duplication, (a) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (b) any net after-tax gains (or losses) (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, (c) the portion of net income (or loss) of any Person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash dividends or distributions during such period, (d) the net income (or loss) of any Person combined with the Company or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination,
(e) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders and (f) for purposes of calculating Consolidated Adjusted Net Income under the "Limitation on Restricted Payments" covenant, any net income (or loss) from any Restricted Subsidiary that was an Unrestricted Subsidiary at any time during such period other than any amounts actually received in cash from such Restricted Subsidiary.

     "Consolidated Fixed Charge Coverage Ratio" of the Company means, for any period, the ratio of (a) Consolidated Adjusted Net Income for such period, plus the sum of Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-Cash Charges, in each case, to the extent deducted in computing Consolidated Adjusted Net Income, for such period to (b) Consolidated Interest Expense for such period.

     "Consolidated Income Tax Expense" means, for any period, the provision for federal, state, local and foreign income taxes of the Company and all Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, for any period, without duplication, the sum of (a) the interest expense of the Company and its Restricted Subsidiaries for such period, including, without limitation, (i) amortization of debt discount, (ii) the net cost of Interest Rate Agreements (including amortization of discounts), (iii) the interest portion of any deferred payment obligation, (iv) accrued interest and (v) amortization of debt issuance costs, plus (b) the interest component of Capitalized Lease Obligations of the Company and its Restricted Subsidiaries paid, accrued and/or scheduled to be paid or accrued during such period, plus (c) cash and non-cash dividends due (whether or not declared) on Redeemable Capital Stock or on Preferred Stock of any Restricted Subsidiary (to any Person other than the Company and any wholly owned Restricted Subsidiary), plus (d) one-third of lease rental payments in connection with operating leases related to Sale and Leaseback Transactions paid, accrued and/or scheduled to be paid or accrued during such period, in each case as determined on a consolidated basis in accordance with GAAP; provided that (x) the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying at the option of the Company, either the fixed or floating rate, and (y) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; provided further that, notwithstanding the foregoing, the interest rate with respect to any Indebtedness covered by any Interest Rate Agreement shall be deemed to be the effective interest rate with respect to such Indebtedness after taking into account such Interest Rate Agreement. For purposes of clause (c) of the preceding sentence, dividends shall be deemed to be an amount equal to the dividends due (whether or not declared) divided by one minus the applicable actual combined federal, state, local and foreign income tax rate of the Company and its Subsidiaries (expressed as a decimal).

     "Consolidated Non-Cash Charges" means, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company and any Restricted Subsidiary reducing Consolidated Adjusted Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge that requires an accrual of or reserve for cash charges for any future period).

     "Credit Agreement" means the Amended and Restated Credit Agreement dated as of August 2, 1996, among the Company, the Banks and Citibank, N.A., as agent, including the Credit Agreement dated as of May 23, 1997, between the Company and NationsBank of Texas, N.A., as such agreements may be amended, renewed, extended, substituted, restated, refinanced, restructured, supplemented or otherwise modified from time to time (including, without limitation, any successive amendments, renewals, extensions, substitutions, restatements, refinancings, restructurings, supplements or other modifications of the foregoing); provided that with respect to any agreement providing for the refinancing of Indebtedness under the Credit Agreement, such agreement shall be the Credit Agreement under the Indentures only if a notice to that effect is delivered by the Company to the Trustees and there shall be at any time only one that is the Credit Agreement under the Indentures.

     "Currency Agreements" means any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or arrangements entered into by the Company or any of its Restricted Subsidiaries designed to protect against or manage exposure to fluctuations in currency exchange rates.

     "Default" means any event that after notice or passage of time or both would be an Event of Default.

     "Designated Noncash Consideration" means the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an officers' certificate, setting forth the basis of such valuation, executed by the principal executive officer and the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a sale of such Designated Noncash Consideration.

     "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors is required to deliver a resolution of the Board of Directors under the respective Indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

     "Foreign Subsidiary" means a Restricted Subsidiary not organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof that has no material operations or assets in the United States.

     "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, that are in effect on the date of the Indentures.

     "guarantee" means, as applied to any obligation, (a) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit. "Guarantee" means a Senior Guarantee or a Senior Subordinated Guarantee, as the case may be. When used as a verb, "Guarantee" shall have a corresponding meaning.

     "Guarantor" means Nine West Development Corporation, Nine West Distribution Corporation, Nine West Footwear Corporation, Nine West Manufacturing Corporation and any Restricted Subsidiary that incurs a Guarantee; provided that, upon the release and discharge of any Guarantor from its Guarantee in accordance with the respective Indenture, such Guarantor shall cease to be a Guarantor.

     "Indebtedness" means, with respect to any Person, without duplication, (a) all liabilities of such Person for borrowed money (including overdrafts) or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person under or in respect of Interest Rate Agreements or Currency Agreements, (f) all Indebtedness referred to in (but not excluded from) the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (g) all guarantees by such Person of Indebtedness referred to in this definition of any other Person, (h) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends and (i) all Attributable Debt of such Person. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the respective Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

     "Interest Rate Agreements" means any interest rate protection agreements and other types of interest rate hedging agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements).

     "Investment" means, with respect to any Person, any direct or indirect advance, loan, guarantee or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued or owned by, any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. In addition, the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an "Investment" made by the Company in such Unrestricted Subsidiary at such time. "Investments" shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

     "Leveraged Subsidiary" means any Restricted Subsidiary that has incurred Indebtedness (other than Acquired Indebtedness pursuant to the "Limitation on Indebtedness" covenant and Indebtedness described in clauses (e), (g), (h), (k),
(l), (m), (n) and (o) of the definition of "Permitted Indebtedness") pursuant to the "Limitation on Indebtedness" covenant for so long as such Indebtedness, or any refinancing thereof, is outstanding.

     "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

     "Maturity" means, with respect to any Note, the date on which any principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee.

     "Permitted Indebtedness" means any of the following:

         (a) (i) Indebtedness of the Company, any Guarantor or any Foreign Subsidiary (provided that Indebtedness of any Foreign Subsidiary is incurred to fund operations outside the United States), under the Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed $600 million less (x) the amount of any principal payments made by the Company in respect of any term loans under the Credit Agreement other than principal payments made with proceeds of the Offering and (y) the amount by which the aggregate commitment under any revolving credit facility under the Credit Agreement at any time has been permanently reduced and (ii) any guarantee by the Company or any Guarantor of Indebtedness incurred under clause (i);

         (b) Indebtedness of the Company pursuant to the Notes or of any Restricted Subsidiary pursuant to a Guarantee of the Notes;

         (c) Indebtedness of the Company or any Restricted Subsidiary not otherwise referred to in this definition, whether contingent or otherwise, that is outstanding on the date of the Indentures;

         (d) Indebtedness of the Company owing to any Restricted Subsidiary; provided that any Indebtedness of the Company owing to any such Restricted Subsidiary is made pursuant to an intercompany note in the form attached to the Indentures and is subordinated in right of payment from and after such time as the Senior Notes or the Senior Subordinated Notes, as the case may be, shall become due and payable (whether at Stated Maturity, acceleration or otherwise) to the payment and performance of the Company's obligations under such Notes; and provided further, that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Company or another Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the Company not permitted by this clause (d);

         (e) Indebtedness of any Restricted Subsidiary owing to the Company or to another Restricted Subsidiary; provided that any such Indebtedness is made pursuant to an intercompany note in the form attached to the Indentures and such Indebtedness of any Guarantor is subordinated in right of payment to the Guarantee of such Guarantor; provided further, that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to (i) the Company or a Restricted Subsidiary or (ii) the Banks as security for obligations under the Credit Agreement by the Company or a Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by such Restricted Subsidiary not permitted by this clause (e);

         (f) guarantees of any Restricted Subsidiary of Indebtedness of the Company entered into in accordance with the provisions of the "Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" covenant;

         (g) obligations of the Company or any Guarantor entered into in the ordinary course of business (i) pursuant to Interest Rate Agreements designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates in respect of Indebtedness of the Company or any Restricted Subsidiary, which obligations do not exceed the aggregate principal amount of such Indebtedness and (ii) pursuant to Currency Agreements entered into by the Company or any of its Restricted Subsidiaries in respect of its (x) assets or (y) obligations, as the case may be, denominated in a foreign currency;

         (h) Capitalized Lease Obligations and Purchase Money Obligations of the Company or any Guarantor in an aggregate amount which does not exceed
     (i) $25.0 million incurred in any one year and (ii) $50.0 million at any one time outstanding;

         (i) Indebtedness of the Company or any Guarantor consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock of Restricted Subsidiaries;

         (j) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") of any Indebtedness referred to in clause (b) or (c) of this definition, including any successive refinancings, so long as (i) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced, plus the lesser of the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined as necessary to accomplish such refinancing, (ii) in the case of any refinancing of Indebtedness that is expressly subordinated to the Indebtedness under the Senior Notes or the Senior Subordinated Notes, as the case may be, such new Indebtedness is made subordinate to such Notes at least to the same extent as the Indebtedness being refinanced, (iii) such new Indebtedness has an Average Life longer than the Average Life of the respective Notes and a final Stated Maturity later than the final Stated Maturity of the respective Notes and (iv) Indebtedness of the Company or a Guarantor may only be refinanced with Indebtedness of the Company or a Guarantor;

         (k) Indebtedness of the Company or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of the Company or such Restricted Subsidiary, as the case may be, obtaining knowledge of the incurrence thereof;

         (l) Indebtedness of the Company or any Restricted Subsidiary represented by (x) letters of credit for the account of the Company or any Restricted Subsidiary or (y) other obligations to reimburse third parties pursuant to any surety bond or other similar arrangements, which letters of credit or other obligations, as the case may be, are intended to provide security for workers' compensation claims, payment obligations in connection with self-insurance or other similar requirements in the ordinary course of business;

         (m) Indebtedness, if any, of the Company or any Restricted Subsidiary arising by reason of the recharacterization of the sale of accounts receivable to an Accounts Receivable Subsidiary;

         (n) Indebtedness of any Foreign Subsidiary incurred to fund operations outside the United States, provided that at the time of, and immediately after giving effect to, such incurrence the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant; and

         (o) Indebtedness of the Company or any Restricted Subsidiary not otherwise permitted by the foregoing clauses (a) through (n) in an aggregate principal amount not in excess of $50.0 million at any one time outstanding.

     "Permitted Investments" means any of the following:

         (a) Investments in Cash Equivalents;

         (b) Investments in the Company or any Restricted Subsidiary;

         (c) intercompany Indebtedness to the extent permitted under clauses
     (d) and (e) of the definition of "Permitted Indebtedness";

         (d) Investments not otherwise permitted by the foregoing clauses (a) through (c) or in the following clauses (e) through (m) in an amount not to exceed $37.5 million at any one time outstanding;

         (e) Investments by the Company or any Restricted Subsidiary in another Person, if as a result of such Investment (i) such other Person becomes a Restricted Subsidiary or (ii) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary;

         (f) bonds, notes, debentures and other securities received as considerations for Asset Sales to the extent permitted under the "Limitation on Sale of Assets" covenant;

         (g) lease, utility and other similar deposits in the ordinary course of business;

         (h) prepaid expenses incurred in the ordinary course of business consistent with past practices;

         (i) negotiable instruments held for collection;

         (j) Investments in the form of the sale (on a "true-sale" non-recourse basis) or the servicing of receivables transferred from the Company or any Restricted Subsidiary, or transfers of cash, to an Accounts Receivable Subsidiary as a capital contribution or in exchange for Indebtedness of such Accounts Receivable Subsidiary or cash in the ordinary course of business;

         (k) Investments in joint ventures, partnerships or other Persons made at any time reasonably related or complementary to the businesses of the Company on the date of the Indentures so long as at the time of making such Investment and after giving effect to such Investment on a pro forma basis, the Consolidated Fixed Charge Coverage Ratio calculated as set forth in the "Limitation on Indebtedness" covenant would have been at least equal to 4.0 to 1.0, provided that such Investment is in furtherance of the Company's business and no Affiliate of the Company (other than a Restricted Subsidiary) or beneficial holder of 5% or more of any class of Capital Stock of the Company shall beneficially own Capital Stock in the Person in which such Investment is made;

         (l) personal loans or advances to employees of the Company or any Restricted Subsidiary which loans and advances do not in the aggregate exceed $10.0 million outstanding at any one time; and

         (m) loans or advances to customers or suppliers of the Company or any Restricted Subsidiary in the ordinary course of business, which loans and advances do not in the aggregate exceed $10.0 million outstanding at any one time.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock, whether now outstanding or issued after the date of the Indentures, including, without limitation, all classes and series of preferred or preference stock of such Person.

     "Public Equity Offering" means an underwritten offer and sale of Common Stock of the Company to the public pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

     "Purchase Money Obligations" means, with respect to any Person, obligations, other than Capitalized Lease Obligations, incurred or assumed in the ordinary course of business in connection with the purchase of property to be used in the business of such Person within 90 days of such purchase, provided that the amount of any Purchase Money Obligation shall not exceed the purchase price of the property purchased.

     "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

     "Redeemable Capital Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Senior Notes or the Senior Subordinated Notes, as the case may be, or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity.

     "Restricted Subsidiary" means any Subsidiary other than an Unrestricted Subsidiary.

     "S&P" means Standard and Poor's Ratings Service, a division of McGraw-Hill, Inc., and its successors.

     "Sale and Leaseback Transaction" means any transaction or series of related transactions pursuant to which the Company or a Restricted Subsidiary sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.

     "Senior Guarantee" means a guarantee of the obligations of the Company under the Senior Indenture and the Senior Notes in accordance with the provisions of the Senior Indenture.

     "Senior Note Permitted Liens" means the following types of Liens:

         (a) Liens (other than Liens securing Indebtedness under the Credit Agreement) existing on the date of the Indentures;

         (b) Liens on property or assets of the Company or any Restricted Subsidiary securing Indebtedness under the Credit Agreement in a principal amount not to exceed the principal amount of the outstanding Indebtedness permitted by clause (a) (i) of the definition of "Permitted Indebtedness";

         (c) Liens on any property or assets of a Restricted Subsidiary granted in favor of the Company or any wholly owned Restricted Subsidiary;

         (d) Liens on any property or assets of the Company or any Restricted Subsidiary securing the Senior Notes;

         (e) any interest or title of a lessor under any Capitalized Lease Obligation or Sale and Leaseback Transaction so long as the Attributable Debt secured by such Lien is not incurred in violation of the "Limitation on Indebtedness" covenant;

         (f) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business of the Company or any Restricted Subsidiary and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceeding, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

         (g) Liens for taxes, assessments, government charges or claims that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

         (h) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than contracts for the payment of money);

         (i) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any Restricted Subsidiary;

         (j) Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

         (k) Liens securing Acquired Indebtedness created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary, provided that such Lien does not extend to any property or assets of the Company or any Restricted Subsidiary other than the assets acquired in connection with the incurrence of such Acquired Indebtedness;

         (l) Liens securing obligations of the Company or any Guarantor under Interest Rate Agreements or Currency Agreements or any collateral for the Indebtedness to which such Interest Rate Agreements or Currency Agreements relate;

         (m) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

         (n) Liens securing reimbursement obligations of the Company or any Guarantor with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

         (o) Liens arising from purchase money mortgages and purchase money security interests incurred in the normal and ordinary course of the business of the Company or any Guarantor; provided that (i) the related Indebtedness shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired and (ii) the Lien securing such Indebtedness shall be created within 60 days of such acquisition;

         (p) Liens upon specific items of inventory or other goods and proceeds of the Company or any Guarantor securing their obligations in respect of bankers' acceptances issued or created for the account of any such Person to facilitate the purchase, shipment or storage of such inventory of other goods;

         (q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

         (r) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and the Restricted Subsidiaries, taken as a whole;

         (s) any interest or title of a lessor in any property that is (i) subject to any lease or (ii) located on the real property subject to any lease;

         (t) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

         (u) Liens on the property or assets or Capital Stock of Accounts Receivable Subsidiaries and Liens arising out of any sale of accounts receivable in the ordinary course to or by an Accounts Receivable Subsidiary;

         (v) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of the Company or a Restricted Subsidiary; provided, however, that the Lien may not extend to any property or assets of the Company or any Restricted Subsidiary other than the property acquired, constructed, repaired, improved or added to, and the Indebtedness secured by such Lien may not be incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien; provided further, however, that all such Indebtedness does not exceed 10% of the Company's consolidated tangible assets at the time of incurrence;

         (w) Liens not otherwise permitted by the foregoing clauses (a) through
     (v) securing obligations or other liabilities (other than Indebtedness) of the Company or any Restricted Subsidiary; provided, however, that the aggregate amount of such obligations and liabilities secured by such Liens shall not exceed $10.0 million outstanding at any one time; and

         (x) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (v), provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend to any additional property or assets.

     "Senior Subordinated Guarantee" means a guarantee of the obligations of the Company under the Senior Subordinated Indenture and the Senior Subordinated Notes in accordance with the provisions of the Senior Subordinated Indenture.

     "Senior Subordinated Note Permitted Liens" means the following types of
Liens:

         (a) Liens on any property or assets of a Restricted Subsidiary granted in favor of the Company or any wholly owned Restricted Subsidiary;

         (b) Liens securing the Senior Subordinated Notes;

         (c) Liens securing the Senior Subordinated Guarantees;

         (d) Liens securing Acquired Indebtedness created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary, provided that such Lien does not extend to any property or assets of the Company or any Restricted Subsidiary other than the assets acquired in connection with the incurrence of such Acquired Indebtedness; and

         (e) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (d), provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend to any additional property or assets.

     "Significant Subsidiary" means any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 5% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 5% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

     "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

     "Subsidiary" means any Person, a majority of the equity ownership or Voting Stock of which is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries or by the Company and one or more other Subsidiaries.

     "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

     "Unrestricted Subsidiary" means (a) any Subsidiary that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (b) any Subsidiary of an Unrestricted Subsidiary; provided, however, that in no event shall any Guarantor be an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as (i) neither the Company nor any Restricted Subsidiary is directly or indirectly liable for any Indebtedness of such Subsidiary, (ii) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, (iii) any Investment in such Subsidiary made as a result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of the Limitation on Unrestricted Subsidiaries" covenant, (iv) neither the Company nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than those that might be obtained at the time from persons who are not Affiliates of the Company and (v) neither the Company nor any Restricted Subsidiary has any obligation (1) to subscribe for additional shares of Capital Stock or other equity interest in such Subsidiary or (2) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing a board resolution with the Trustee giving effect to such designation. The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary if, immediately after giving effect to such designation, there would be no Default or Event of Default under the respective Indenture and the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant.

     "U.S. Government Obligations" means securities that are (x) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (y) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

Book-Entry; Delivery and Form

     The certificates representing the Exchange Notes will be issued in fully registered form. Except as described in the next paragraph, the Exchange Notes initially will be represented by a single, permanent global Exchange Note, in definitive, fully registered form without interest coupons (the "Global Exchange Note") and will be deposited with the Trustee as custodian for The Depositary Trust Company, New York, New York ("DTC") and registered in the name of a nominee of DTC.

     Holders of Exchange Notes who elect to take physical delivery of their certificates instead of holding their interest through the Global Exchange Note (collectively referred to herein as the "Non-Global Holders") will be issued a certificated Exchange Note in registered form (a "Certificated Exchange Note"). Upon the transfer of any Certificated Exchange Note initially issued to a Non-Global Holder, such Certificated Exchange Note will, unless the transferee requests otherwise or a Global Exchange Note has previously been exchanged in whole for a Certificated Exchange Note, be exchanged for an interest in such Global Exchange Note.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provision of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Upon the issuance of the Global Exchange Notes, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Exchange Notes to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in the Global Exchange Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Exchange Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as DTC or its nominee is the registered owner or holder of the Global Exchange Notes, DTC or such nominee, as the case may be, will be considered the sole record owner or holder of the Exchange Notes represented by such Global Exchange Notes for all purposes under the applicable Indenture and the Exchange Notes. No beneficial owners of an interest in the Global Exchange Notes will be able to transfer that interest except in accordance with DTC's applicable procedures.

     The Company understands that, under existing industry practices, in the event that the Company requests any action of holders, or an owner of a beneficial interest in such permanent Global Exchange Note desires to give or take any action (including a suit for repayment of principal, premium or interest) that a holder is entitled to give or take under the Notes, DTC would authorize the participants holding the relevant beneficial interests to give or take such action or would otherwise act upon the instruction of beneficial owners owning through them.

     Payments of the principal of, premium, if any, and interest on the Global Exchange Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Exchange Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of the Global Exchange Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of such Global Exchange Notes, as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Exchange Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of Certificated Exchange Notes for any reason, including to sell Exchange Notes to persons in states which require such delivery of such Exchange Notes or to pledge such Exchange Notes, such holder must transfer its interest in the Global Exchange Notes in accordance with the normal procedures of DTC and the procedures set forth in the applicable Indenture.

     Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Subject to certain conditions, any person having a beneficial interest in the Global Exchange Notes may, upon request to the Trustee, exchange such beneficial interest for Exchange Notes in the form of Certificated Exchange Notes. Upon any such issuance, the Trustee is required to register such Certificated Exchange Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if DTC is at any time unwilling or unable to continue as a depositary for the Global Exchange Note and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Exchange Notes in exchange for the Global Exchange Notes.



                        PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the Exchange Offer, the Company and the Guarantors have agreed that for a period of 120 days after the consummation of the Exchange Offer, they will make this Prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers or any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company and the Guarantors have agreed to pay certain expenses incident to the Exchange Offer and will indemnify the holders of the Old Notes against certain liabilities, including certain liabilities that may arise under the Securities Act.

                            LEGAL MATTERS

     The validity of the Exchange Notes being offered hereby and certain other legal matters in connection with the Exchange Offer are being passed upon for the Company by Simpson Thacher & Bartlett (a partnership which includes professional corporations) New York, New York. Certain additional matters will be passed upon for the Company by Joel K. Bedol, Senior Vice President and General Counsel of the Company.

                        INDEPENDENT AUDITORS

     The consolidated financial statements as of February 1, 1997 and February 3, 1996 and for the years ended February 1, 1997, February 3, 1996 and December 31, 1994, incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 1997, as amended, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, and have been incorporated by reference herein in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

     The consolidated financial statements of the Footwear Group of U.S. Shoe as of and for the year ended January 28, 1995 incorporated by reference in the Registration Statement have been audited by Arthur Anderson LLP, independent public accountants, as indicated in their report with respect thereto, and have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.



===================================     =======================================
No dealer, salesperson or other
individual has been authorized to
give any information or to make any
representations other than those
contained in this Prospectus. If
given or made, such information or
representations must not be relied
upon as having been authorized by
the Company. This Prospectus does
not constitute an offer to sell,or
a solicitation of an offer to buy
any securities other than those to
which it relates or an offer to
sell, or the solicitation of an
offer to buy such securities in any                 $325,000,000
jurisdiction where, or to any
person to whom, it is unlawful to
make such offer or solicitation.
Neither the delivery of this                     NINE WEST GROUP INC.
Prospectus nor any sale made
hereunder shall, under any circum-
stances, create an implication that                   ----------
there has not been any change in                      PROSPECTUS
the facts set forth in the Pro-                       ----------
spectus or in the affairs of the
Company since the date hereof.

        ---------------
                                                Offer to Exchange up to
                                                  $200,000,000 of its
                                         8-3/8% Series B Senior Notes due 2005,
                                           for any and all of its outstanding
         TABLE OF CONTENTS              $200,000,000 8-3/8% Senior Subordinated
                                                Notes due 2005 and up to
                             Page                 $125,000,000 of its
Available Information.......  1          9% Series B Senior Subordinated Notes
Documents Incorporated by                  due 2007, for any and all of its
 Reference..................  1                outstanding $125,000,000
Cautionary Notice Regarding                  9% Senior Subordinated Notes
 Forward-Looking Statements.  2                         due 2007.
Prospectus Summary..........  3
Risk Factors................ 12
Use of Proceeds............. 16
Capitalization.............. 16
The Exchange Offer.......... 17
Description of the Exchange                                          , 1997
 Notes...................... 26
Plan of Distribution........ 54
Legal Matters............... 54
Independent Auditors........ 54








                               PART II

               INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

     The Company's Restated Certificate of Incorporation provides that the Company shall indemnify and advance expenses to its currently acting and its former directors, officers, employees or agents to the fullest extent permitted by the Delaware General Corporation Law (the "Delaware Law"), as amended from time to time.

     Section 145 of the Delaware Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that Delaware law restricts indemnification to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such an action or suit and then, where such person is adjudged to be liable to the corporation, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that he is fairly and reasonably entitled to such indemnity, and then only for such expenses as the court shall deem proper.

     The Delaware Law also permits a Delaware corporation to limit each director's liability to the Company or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemption, or (iv) for any transaction from which a director derived an improper personal benefit. The Restated Certificate of Incorporation provides for the limitation of the personal liability of the directors of the Company for monetary damages to the fullest extent permitted by the Delaware Law, as amended from time to time. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

     For information concerning the Company's undertaking to submit to adjudication the issue of indemnification for violation of the securities laws, see Item 22 hereof.

     The Company maintains insurance, at its expense, to protect any director or officer of the Company against certain expenses, liabilities or losses.

Item 21.  Exhibits and Financial Statement Schedules.

     (a) See the Exhibit Index included immediately preceding the exhibits to this Registration Statement.

     (b) See the Schedule Index included immediately preceding the Exhibit Index to this Registration Statement.

Item 22.  Undertakings.

     Each of the undersigned Registrants hereby undertakes:

     (1) To file, during any period in which offers or sales are made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Each of the undersigned Registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the Registrants' annual reports pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, each of the Registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of a Registrant in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     Each of the undersigned Registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     Each of the undersigned Registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


                             SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Nine West Group Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of Stamford, State of Connecticut, on August 19, 1997.

                                      NINE WEST GROUP INC.


                                      BY: /s/ Robert C. Galvin
                                          ------------------------------
                                          Robert C. Galvin
                                          Executive Vice President,
                                          Chief Financial Officer and Treasurer


                          POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Robert C. Galvin, Jeffrey K. Howald and Joel K. Bedol and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to the within registration statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and grants unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might and could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated:

       Signature                    Title                    Date
       ---------                    -----                    ----


     /s/Jerome Fisher       Chairman of the Board and
--------------------------  Director (Principal
      Jerome Fisher         Executive Officer)             August 19, 1997

     /s/Vincent Camuto      Chief Executive Officer and
--------------------------  Director (Principal
      Vincent Camuto        Executive Officer)             August 19, 1997

    /s/Robert C. Galvin     Executive Vice President,
--------------------------  Chief Financial Officer and
     Robert C. Galvin       Treasurer (Principal Financial
                            Officer and Principal
                            Accounting Officer)            August 19, 1997

 /s/ C. Gerald Goldsmith    Director
--------------------------
   C. Gerald Goldsmith                                     August 19, 1997

/s/ Salvatore M. Salibello  Director
--------------------------
  Salvatore M. Salibello                                   August 19, 1997

 /s/ Henry W. Pascarella    Director
--------------------------
   Henry W. Pascarella                                     August 19, 1997


                             SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Nine West Development Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of Stamford, State of Connecticut, on August 19, 1997.

                                      NINE WEST DEVELOPMENT CORPORATION


                                      BY:  /s/ Robert C. Galvin
                                          ------------------------------
                                          Robert C. Galvin
                                          Executive Vice President,
                                          Chief Financial Officer and Treasurer


                          POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Robert C. Galvin, Jeffrey K. Howald and Joel K. Bedol and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to the within registration statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and grants unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might and could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated:

       Signature                    Title                    Date
       ---------                    -----                    ----


     /s/Jerome Fisher       Chairman of the Board and
--------------------------  Director (Principal
      Jerome Fisher         Executive Officer)             August 19, 1997

     /s/Vincent Camuto      Chief Executive Officer and
--------------------------  Director (Principal
      Vincent Camuto        Executive Officer)             August 19, 1997

    /s/Robert C. Galvin     Executive Vice President,
--------------------------  Chief Financial Officer and
     Robert C. Galvin       Treasurer (Principal Financial
                            Officer and Principal
                            Accounting Officer)            August 19, 1997



                             SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Nine West Distribution Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of Stamford, State of Connecticut, on August 19, 1997.

                                      NINE WEST DISTRIBUTION CORPORATION


                                      BY:  /s/ Robert C. Galvin
                                          ------------------------------
                                          Robert C. Galvin
                                          Executive Vice President,
                                          Chief Financial Officer and Treasurer


                          POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Robert C. Galvin, Jeffrey K. Howald and Joel K. Bedol and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to the within registration statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and grants unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might and could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated:

       Signature                    Title                    Date
       ---------                    -----                    ----


     /s/Jerome Fisher       Chairman of the Board and
--------------------------  Director (Principal
      Jerome Fisher         Executive Officer)             August 19, 1997

     /s/Vincent Camuto      Chief Executive Officer and
--------------------------  Director (Principal
      Vincent Camuto        Executive Officer)             August 19, 1997

    /s/Robert C. Galvin     Executive Vice President,
--------------------------  Chief Financial Officer and
     Robert C. Galvin       Treasurer (Principal Financial
                            Officer and Principal
                            Accounting Officer)            August 19, 1997



                             SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Nine West Footwear Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of Stamford, State of Connecticut, on August 19, 1997.

                                      NINE WEST FOOTWEAR CORPORATION


                                      BY:  /s/ Robert C. Galvin
                                          ------------------------------
                                          Robert C. Galvin
                                          Executive Vice President,
                                          Chief Financial Officer and Treasurer


                          POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Robert C. Galvin, Jeffrey K. Howald and Joel K. Bedol and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to the within registration statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and grants unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might and could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated:

       Signature                    Title                    Date
       ---------                    -----                    ----


     /s/Jerome Fisher       Chairman of the Board and
--------------------------  Director (Principal
      Jerome Fisher         Executive Officer)             August 19, 1997

     /s/Vincent Camuto      Chief Executive Officer and
--------------------------  Director (Principal
      Vincent Camuto        Executive Officer)             August 19, 1997

    /s/Robert C. Galvin     Executive Vice President,
--------------------------  Chief Financial Officer and
     Robert C. Galvin       Treasurer (Principal Financial
                            Officer and Principal
                            Accounting Officer)            August 19, 1997



                             SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Nine West Manufacturing Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of Stamford, State of Connecticut, on August 19, 1997.

                                      NINE WEST MANUFACTURING CORPORATION


                                      BY:  /s/ Robert C. Galvin
                                          ------------------------------
                                          Robert C. Galvin
                                          Executive Vice President,
                                          Chief Financial Officer and Treasurer


                          POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Robert C. Galvin, Jeffrey K. Howald and Joel K. Bedol and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to the within registration statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and grants unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might and could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated:

       Signature                    Title                    Date
       ---------                    -----                    ----


     /s/Jerome Fisher       Chairman of the Board and
--------------------------  Director (Principal
      Jerome Fisher         Executive Officer)             August 19, 1997

     /s/Vincent Camuto      Chief Executive Officer and
--------------------------  Director (Principal
      Vincent Camuto        Executive Officer)             August 19, 1997

    /s/Robert C. Galvin     Executive Vice President,
--------------------------  Chief Financial Officer and
     Robert C. Galvin       Treasurer (Principal Financial
                            Officer and Principal
                            Accounting Officer)            August 19, 1997



                 FINANCIAL STATEMENT SCHEDULE INDEX

Schedule II Valuation and qualifying accounts for the fifty-two weeks ended February 1, 1997, fifty-three weeks ended February 3, 1996, transition period beginning January 1, 1995 and ending January 28, 1995, and the year ended December 31, 1994 (incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended February 1, 1997, as amended).



                            EXHIBIT INDEX
Exhibit
  No.                        Description of Exhibit
-------                      ----------------------

 4.1 Senior Note Indenture dated as of July 9, 1997 (the "Senior Note Indenture") among Nine West Group Inc. and Nine West Development Corporation, Nine West Distribution Corporation, Nine West Footwear Corporation and Nine West Manufacturing Corporation, as Guarantors, and The Bank of New York, as Trustee

 4.2 Senior Subordinated Note Indenture dated as of July 9, 1997 (the "Senior Subordinated Note Indenture") among Nine West Group Inc. and Nine West Development Corporation, Nine West Distribution Corporation, Nine West Footwear Corporation and Nine West Manufacturing Corporation, as Guarantors, and The Bank of New York, as Trustee

 4.3 Registration Rights Agreement dated July 9, 1997 among Nine West Group Inc. and Nine West Development Corporation, Nine West Distribution Corporation, Nine West Footwear Corporation and Nine West Manufacturing Corporation, as Guarantors, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc., Citicorp Securities, Inc. and NationsBanc Capital Markets, Inc.

 4.4     Form of Global 8-3/8 Senior Notes due 2005 (the "Old Global Senior
         Notes")

 4.5 Form of Definitive 83/8% Senior Notes due 2005 (together with the Old Global Senior Note, the "Old Senior Notes")

 4.6     Form of 83/8% Series B Senior Notes due 2005 (the "Senior Exchange
         Notes")

 4.7 Form of 9% Senior Subordinated Notes due 2007 (the "Old Senior Subordinated Notes")

 4.8 Form of 9% Series B Senior Subordinated Notes due 2007 (the "Senior Subordinated Exchange Notes")

 5       Opinion of Simpson Thacher & Bartlett

12       Calculation of Ratio of Earnings to Fixed Charges

23.1 Consent of Simpson Thacher & Bartlett (included as part of its opinion filed as Exhibit 5 hereto)

23.2 Consent of Deloitte & Touche LLP, independent certified public accountants

23.3 Consent of Arthur Andersen LLP, independent certified public accountants

24       Powers of Attorney (included on pages II-3, II-4, II-5, II-6 and II-7)

25.1 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York as Trustee for the Senior Note Indenture

25.2 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York as Trustee for the Senior Subordinated
         Note Indenture

99.1     Form of Letter of Transmittal for the Old Senior Notes

99.2     Form of Letter of Transmittal for the Old Senior Subordinated Notes

99.3     Form of Notice of Guaranteed Delivery for the Old Senior Notes

99.4     Form of Notice of Guaranteed Delivery for the Old Senior Subordinated
         Notes